SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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ProAssurance Corporation

(Name of Registrant as Specified in Its Charter)

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PROASSURANCE CORPORATION

100 Brookwood Place

Birmingham, Alabama 35209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 25, 2016

To our Stockholders:

The Annual Meeting of Stockholders of ProAssurance Corporation (“ProAssurance”) will be held at 9:00 a.m., Central Daylight Time, on Wednesday, May 25, 2016, in the Fifth Floor Boardroom at the headquarters of ProAssurance, located at 100 Brookwood Place, Birmingham, Alabama 35209, for the following purposes:

(1)	To elect three (3) directors of ProAssurance, as Class III directors, to serve until the 2019 annual meeting and until their successors are elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors;

(3)	An advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors set April 1, 2016 as the record date for the annual meeting. You are entitled to notice of, and to vote at, the annual meeting only if you were a holder of record of shares of ProAssurance’s Common Stock at the close of business on the record date. The stock transfer books will not be closed.

We may adjourn the annual meeting without notice other than announcement at the meeting or adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

We have provided details concerning those matters to come before the annual meeting in the accompanying proxy statement. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

A copy of ProAssurance’s Annual Report to the Stockholders for the year ended December 31, 2015, is enclosed, and is also available in the “Investor Relations” section of our website at www.ProAssurance.com. We hope you will find it informative.

By order of the Board of Directors,

Jeffrey P. Lisenby

Secretary

April 11, 2016

PROASSURANCE CORPORATION

100 Brookwood Place

Birmingham, Alabama 35209

PROXY STATEMENT

Annual meeting of Stockholders

to be held May 25, 2016

INTRODUCTION

We are furnishing this proxy statement and proxy card to the stockholders of ProAssurance Corporation, which we sometimes refer to as “ProAssurance” or the “Company,” on behalf of ProAssurance’s Board of Directors on or about April 11, 2016. Our Board of Directors is soliciting your proxy to vote your shares at the annual meeting of ProAssurance’s stockholders to be held at 9:00 a.m., Central Daylight Time, on Wednesday, May 25, 2016, in the Fifth Floor Boardroom of our headquarters located at 100 Brookwood Place, Birmingham, Alabama 35209, or at any adjournment or postponement thereof.

What is a proxy?

A proxy is a person or persons whom you designate to vote your stock. If you designate someone as your proxy in a written document, that document is called a proxy card.

Who pays for the proxy solicitation?

ProAssurance will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the annual meeting. Certain of our directors, officers or employees may solicit your proxy and they will receive no additional compensation for such solicitation. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

What is the purpose of the annual meeting?

As outlined in the meeting notice, at the annual meeting the stockholders will be asked to elect three (3) members to the Board of Directors of ProAssurance, as Class III directors, to serve until the 2019 annual meeting, and to ratify the appointment of Ernst & Young LLP as independent auditors. Additionally, stockholders will be asked to cast an advisory vote on the approval of our executive compensation as disclosed in this proxy statement.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote FOR electing all nominees for director (Proposal 1); FOR ratifying the appointment of Ernst & Young LLP as our independent auditors (Proposal 2); and FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3).

What is the record date and what does it mean?

The Board of Directors set April 1, 2016 as the record date for the annual meeting. You are entitled to notice of and to vote at the annual meeting if you own shares as of the close of business on our record date.

How many shares are entitled to vote at the annual meeting?

At the close of business on the record date there were 62,481,757 issued shares of our common stock, par value $0.01 per share (“Common Stock”). Of that amount, we hold 9,158,415 shares as treasury shares that cannot be voted at the meeting. You are entitled to one vote in person or by proxy on all matters properly to come before the annual meeting for each share of our Common Stock that you own on the record date.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of one-third of the shares of Common Stock entitled to vote at the meeting will constitute a quorum to conduct business at the annual meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur when proxies for shares held by brokers or nominees for beneficial owners are received but not voted on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you are a record owner of our Common Stock you may vote your shares by attending the meeting and voting in person or you may appoint a proxy to vote your shares on matters properly presented at the annual meeting in any of three ways:

•	by signing and returning the enclosed proxy card in the enclosed envelope; or

•	by using the internet in accordance with instructions on the enclosed proxy card; or

•	by using a touchtone telephone and following the instructions on the enclosed proxy card.

If you properly cast your vote, and your vote is not subsequently revoked, your vote will be voted in accordance with your instructions. Stockholders appointing proxies via the internet and by telephone should understand that there may be costs associated with proxy appointments in such manners, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

How do I vote if my shares are in “street name?”

If you hold shares in “street name” (that is, through a bank, broker or other nominee), your shares must be voted in accordance with instructions provided by the nominee. If your shares are held in the name of a nominee and you would like to attend the annual meeting and vote in person, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

How do I know if I hold my shares in “street name?”

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are considered held in “street name.” However, if your shares are registered directly in your name with our transfer agent, you are considered the record owner of those shares.

How do I appoint my proxy on the internet?

You can appoint your proxy at www.proxyvote.com, regardless of how you hold your shares. You will need to have the Control Number from your proxy notice or proxy card available.

Will my proxy appointment on the internet be secure and accurate?

The internet and telephone procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the internet and telephone procedures that have been made available to you are consistent with the requirements of applicable law.

What is the deadline for submitting my proxy?

Proxy appointments must be received by 11:59 p.m., Central Daylight Time, on May 24, 2016. Submitting your proxy via the internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

Can I revoke my proxy?

Yes. You may revoke your proxy prior to the annual meeting by either (i) submitting to ProAssurance a properly executed proxy bearing a later date, (ii) by providing different telephone or internet instructions at a later date, or (iii) by giving written notice of revocation to the Secretary of ProAssurance. You may also revoke your proxy by voting your shares at the annual meeting. The mailing address of ProAssurance is P.O. Box 590009, Birmingham, Alabama 35259-0009, and the street address is 100 Brookwood Place, Birmingham, Alabama 35209.

Are the materials for the annual meeting available on the internet?

Yes. The materials for ProAssurance’s 2016 Annual Meeting of Stockholders (the 2015 Annual Report to the Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2015, proxy statement and proxy card) are available on the internet at www.proxyvote.com. Our proxy statement and proxy card for the annual meeting and our 2015 Annual Report also will be available through the “Investor Relations” section of our website at www.ProAssurance.com until at least May 24, 2017. Our Annual Report to the Stockholders and Annual Report on Form 10-K, and other materials on our website are not proxy soliciting materials.

How do I receive a printed copy of the materials for the annual meeting?

You may obtain a printed copy of this proxy statement, our 2015 Annual Report to the Stockholders and 2015 Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) without charge by contacting Frank B. O’Neil at our address shown above, by telephone at (205) 877-4400 or (800) 282-6242, or by e-mail at Investor@ProAssurance.com. Copies of exhibits to the Annual Report on Form 10-K will be provided upon specific request subject to a charge to cover the cost of producing the copies. You may also request a copy through www.proxyvote.com using your Control Number.

How can I get information or documents regarding corporate governance at ProAssurance?

Our Board of Directors has adopted charters for our Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee, as well as Corporate Governance Principles and our Code of Ethics and Conduct. All of these documents and policies are available in the Corporate Governance section of our website, www.ProAssurance.com. Printed copies of our committee charters, Corporate Governance Principles, and Code of Ethics and Conduct may be obtained by contacting Frank B. O’Neil, Senior Vice President, ProAssurance Corporation, either by mail at P.O. Box 590009, Birmingham, Alabama 35259-0009, by telephone at (205) 877-4400 or (800) 282-6242 or by e-mail at Investor@ProAssurance.com.

SOLICITATION BY BOARD OF DIRECTORS

Our Board of Directors is soliciting your proxy to vote at the 2016 annual meeting. In addition to the solicitation of proxies by mail and the internet, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication. We have not retained a proxy solicitor to assist in the solicitation of proxies, but if we decide to do so we will pay for the fees and other expenses of the solicitor.

PROPOSAL 1 — ELECTION OF DIRECTORS

The term for our Class III directors will expire at the 2016 annual meeting. The Board of Directors has nominated Bruce D. Angiolillo, Esq., John J. McMahon, Jr., Esq. and W. Stancil Starnes, Esq. for election to the Board of Directors at the 2016 annual meeting as Class III directors.

At the annual meeting, you will be asked to elect the following persons as Class III directors to hold office for terms ending at the annual meeting of stockholders to be held in 2019:

Bruce D. Angiolillo, Esq. (Age 63) is a first time nominee to the Board of Directors. He is a retired partner of Simpson Thacher & Bartlett LLP, New York, New York. Mr. Angiolillo joined Simpson Thacher in 1980 and developed a practice in the areas of securities and other complex commercial litigation before his retirement on December 31, 2014. Following his retirement at Simpson Thacher, Mr. Angiolillo was employed from January 1, 2015 until June 30, 2015, as general counsel for TK Holdings, Inc., which is a subsidiary of Takata Corporation, a global automotive parts manufacturer and supplier based in Auburn Hills, Michigan.

John J. McMahon, Jr., Esq. (Age 73) has served as a director of ProAssurance since February 2002. Mr. McMahon has served as Chairman of Ligon Industries, a manufacturer of waste water treatment equipment, aluminum castings and hydraulic cylinders, following his service as Chairman of the executive committee of McWane, Inc. in Birmingham, Alabama, from 1999 until December 31, 2005. Mr. McMahon formerly served as a director of Protective Life Corporation, a public insurance holding company until its sale in February 2015.

W. Stancil Starnes, Esq. (Age 67) was elected to the Board of Directors on September 2007 and serves as its Chairman. Mr. Starnes was appointed as Chief Executive Officer of ProAssurance on July 2, 2007. Mr. Starnes currently serves as a director of Infinity Property and Casualty Corporation (NASDAQ: IPCC), a public insurance holding company based in Birmingham, Alabama, where he serves on the audit, compensation and executive committees. He serves as a director of National Commerce Corp. (NASDAQ: NCOM), a public bank holding company based in Birmingham, Alabama.

The persons named in our board’s proxy card have advised us that, unless a contrary direction is indicated on your proxy card, they intend to vote the shares appointing them as proxies in favor of the named nominees. If the nominees should be unable to serve, and the Board of Directors knows of no reason to anticipate that this will occur, the persons named in the proxy card will vote for such other person or persons as may be recommended by our Nominating/Corporate Governance Committee and designated by the Board of Directors, or the Board of Directors may decide not to elect an additional person as a director. The persons named in the proxy card will have no authority to vote for the election of any person other than the nominees or their substitutes in the election of directors.

All of the nominees have been approved, recommended and nominated for election to the Board of Directors by our Nominating/Corporate Governance Committee and by our Board of Directors in accordance with our Corporate Governance Principles. In addition, all nominees have tendered their irrevocable conditional resignations in accordance with our By-Laws and Corporate Governance Principles, as further discussed below.

Our By-Laws require majority voting for the election of directors in uncontested elections (elections where the number of nominees is not greater than the number of directors to be elected). Directors in uncontested elections must receive a greater number of votes “for” his or her election than votes “withheld” from such election. Our By-Laws provide that directors in contested elections are elected under a plurality vote standard in which nominees receiving the most votes are elected, regardless of how many shares are voted against the nominee. A contested election is one in which there are more nominees than directors to be elected. The election of directors pursuant to this Proposal 1 is an uncontested election.

With respect to the election of directors, you may vote for all of the nominees or withhold authority to vote for any or all of the nominees. The New York Stock Exchange (“NYSE”) prohibits brokers from voting uninstructed shares in a proposal relating to, among other corporate governance items, the majority voting of directors. As a result, if you hold your shares in “street name” with your broker and you do not specifically instruct your broker how to vote on the election of the directors, your broker will not vote for you on Proposal 1 (election of directors). The vote required for Proposal 1 (election of directors) is a majority of the votes present in person or by proxy at the meeting and entitled to vote on the proposal, with “majority” meaning that the number of shares voted “for” a director’s election exceeds the number of shares voted “against” such director’s election. Abstentions and broker non-votes will have no effect on the outcome of the voting on the proposal.

Under the laws of Delaware, ProAssurance’s state of incorporation, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified, even if there are more votes “withheld” than cast “for” the director. As a result, the Board of Directors has adopted a policy that requires each nominee for election as a director to tender, as a condition to the Board of Directors’ nomination of that director, a written irrevocable resignation as a director to be effective after the annual meeting at which such person is nominated for election to the Board of Directors if the following conditions are satisfied: (1) such person is nominated as a director in an uncontested election; (2) such person receives a greater number of “withheld” votes from his or her election than votes “for” such election; and (3) such resignation is accepted by the Board of Directors. If any nominee in an uncontested election does not receive the required vote for election, the Board of Directors will decide whether to accept or reject the resignation previously tendered by such nominee. The Board of Directors may consider all factors it deems relevant in deciding whether to reject a tendered resignation, including, but not limited to, the following: (i) any stated reasons why stockholders withheld votes from such nominee, (ii) any alternatives for curing the underlying cause of the withheld votes, (iii) if the nominee is a current director, the director’s tenure, (iv) the nominee’s qualifications, (v) the nominee’s past and expected future contributions to ProAssurance, and (vi) the overall composition of the Board of Directors, including whether accepting the resignation would cause ProAssurance to fail to meet any applicable SEC or NYSE requirements. The Board of Directors is required to act on the resignation within ten days following certification of the stockholder vote indicating that such person received a greater number of “withheld” votes in the uncontested election. A director who is elected in an uncontested election but who received a greater number of “withheld” votes will serve as a director until the Board accepts such director’s resignation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NOMINATED FOR ELECTION AS DIRECTORS BY THE BOARD OF DIRECTORS.

Board of Directors

Our Certificate of Incorporation provides that our Board of Directors is comprised of at least three and not more than twenty-four directors, as determined by the Board of Directors. The Certificate of Incorporation requires that our directors be divided into three classes as nearly equal as possible and that the directors serve staggered terms of three years. The remaining directors may fill any vacancies on the Board of Directors resulting from the death, resignation or removal of a director or from any increase in the number of directors. A director elected by the directors to fill a vacancy on the Board of Directors holds office until the next election of the class of directors for which such director has been chosen. The Board of Directors is currently comprised of ten directors.

The Board of Directors has nominated Bruce D. Angiolillo, John J . McMahon, Jr. and W. Stancil Starnes for election to the Board of Directors at the 2016 annual meeting as Class III directors as set forth above under the caption “Proposal 1 — Election of Directors.” Messrs. McMahon and Starnes are currently Class III directors whose terms will expire at the annual meeting. Mr. Angiolillo has been nominated to succeed Dr. William J. Listwan whose term as a Class III Director will expire at the annual meeting and who will retire from the Board of Directors because of age requirements in our Bylaws. Information regarding the nominees is set forth above and information regarding the directors continuing in office is set forth below, all of which was confirmed by them for inclusion in this proxy statement. Information regarding stock ownership by the nominees and continuing directors is set forth in the table under the caption “Beneficial Ownership of Our Common Stock” included elsewhere in this proxy statement.

Class I Directors Continuing in Office — Term Expiring in 2017

Samuel A. Di Piazza, Jr. (Age 65) has served as a director of ProAssurance since January 2014. Mr. Di Piazza is a member of the Board of Trustees of Mayo Clinic and was appointed its Chairman in February 2014. Mr. Di Piazza served as Vice Chairman of the Institutional Clients Group of Citibank from 2011 until his retirement from Citibank in February 2014. Prior to his service with Citibank, Mr. Di Piazza was a partner with

PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand) for thirty years. Mr. Di Piazza currently serves as a director for AT&T Inc. (NYSE:T) (and for DIRECTV prior to its merger with AT&T) and Jones Lang Lasalle, Inc. (NYSE:JLL); and formerly served as a director of Apollo Education Group, Inc. (NASDAQ:APOL).

Robert E. Flowers, M.D. (Age 66) has served as a director of ProAssurance since June 2001 and became our lead director in May 2012. Prior to June 2001, Dr. Flowers served as a director of our insurance subsidiary, ProAssurance Indemnity Company, Inc. (formerly, The Medical Assurance Company, Inc.) from 1985 to 2001, and as a director of its former holding company, Medical Assurance, Inc. (1995-2001). Dr. Flowers practiced as a physician with Gynecology Associates of Dothan P.C., Dothan, Alabama, prior to his retirement in 2001.

Ann F. Putallaz, Ph.D. (Age 70) has served as a director of ProAssurance since June 2001. Prior to 2001, Ms. Putallaz served as a director of our predecessor, Professionals Group, Inc. (1996-2001), and as its Vice-Chairman (1999-2001). Ms. Putallaz received her Ph.D. in economics in 1974 and has served in various capacities for firms engaged in the investment management business since 1983. Ms. Putallaz is currently Principal of AFP Consulting, LLC. She retired from Munder Capital Management, an investment advisor to The Munder Funds, an open end investment company registered under the Investment Company Act of 1940 where she served as Director of Data & Communication Services.

Class II Directors Continuing in Office — Term Expiring in 2018

M. James Gorrie (Age 53) has served as a director of ProAssurance since May 2012. Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie, Inc. in Birmingham, Alabama, a construction firm with recent annual revenues in excess of $2 billion. He holds a B.S. in Building Science from Auburn University and serves as a Director of First Commercial Bank (a division of Synovus Bank, one of the largest community banks in the Southeast) and Energen Corporation (NYSE: EGN) in Birmingham, a public oil and gas exploration and production company.

Frank A. Spinosa, D.P.M. (Age 61) has served as a director of ProAssurance since May 2012. Dr. Spinosa is a board-certified podiatrist and has practiced as a partner of Shelter Island Podiatry Associates in Shelter Island, New York. Dr. Spinosa served as a member of the Board of Trustees of the American Podiatric Medical Association through March 2016. Dr. Spinosa is also a past president of the American Podiatric Medical Association and a past president of the New York State Podiatric Medical Association. He has taught as an Associate Professor of Radiology at the New York College of Podiatric Medicine.

Ziad R. Haydar, M.D. (Age 53) has served as a director of ProAssurance since May 2015. He is Senior Vice President and Chief Clinical Officer of Ascension Health in St. Louis Missouri. Ascension Health is the largest not-for-profit and largest Catholic health system in the United States. Dr. Haydar began his tenure at Ascension Health in 2010 as its Vice President Clinical Excellence and Physician Integration until he was promoted to Vice President and Chief Medical Officer in 2011 until his appointment to his current position in July 2015. Prior to 2010, Dr. Haydar was an executive with Baylor Health Care System in Dallas Texas. Dr. Haydar received his M.D. degree from American University in Beirut, trained in Family Medicine at the Medical University of South Carolina, and completed a fellowship in Geriatrics and Gerontology at Johns Hopkins University School of Medicine.

Thomas A. S. Wilson, Jr., M.D. (Age 54) has served as a director of ProAssurance since May 2012. Dr. Wilson is a board-certified neurosurgeon with Neurosurgical Associates, P.C., in Birmingham, Alabama. He holds a B.S. in natural science and mathematics from Washington & Lee University and an M.D. from Vanderbilt University. He completed an internship in general surgery and a residency in neurosurgery at Bowman Gray School of Medicine, Wake Forest University.

Independent Directors

As required by the New York Stock Exchange Corporate Governance Listing Standards (“NYSE Rules”), a majority of the directors on our Board of Directors are required to be “independent” directors. Our Board of Directors has determined that the following directors are “independent” directors:

Samuel A. Di Piazza, Jr.	John J. McMahon, Jr.
Robert E. Flowers, M.D.	Ann F. Putallaz, Ph.D.
M. James Gorrie	Frank A. Spinosa, D.P.M.
Ziad R. Haydar, M.D.	Thomas A. S. Wilson, Jr., M.D.
William J. Listwan, M.D.

The Nominating/Corporate Governance Committee has determined that Bruce D. Angiolillo, if elected at the annual meeting, will be an independent director. In 2015, the Board of Directors determined that Anthony R. Tersigni was independent during his service on the Board of Directors and Audit Committee prior to the election of his successor at the 2015 annual meeting.

Since 2012, our Board evaluates the independence of our directors by reviewing each related party relationship or transaction involving a director or nominee for a director using a subjective and principles-based approach. To find that a director or nominee is independent, the Board must affirmatively determine that he or she has no material relationship with the Company that will preclude his or her independence after using a three step approach that: (1) identifies all relationships and transactions between the director or nominee and the Company; (2) analyzes those relationships under certain criteria, including the NYSE Rules, the recommendations for corporate governance (“Governance Guidelines”) published by Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., LLC, and specific committee independence requirements under Internal Revenue Code Section 162(m) and SEC Rule 16b-3; and (3) analyzes any remaining relationship to determine whether such relationship precludes a finding of independence in the Board’s business judgment. The Board considered the following relationships in its evaluation of the independence of our non-management directors.

The NYSE Rules provide that a director cannot be independent if he or she is a current employee, or a member of his or her immediate family is a current executive officer, of another company that has made payments to, or received payments from, ProAssurance during the past three (3) years in an amount that exceeds the greater of $1 million or two percent (2%) of that other company’s consolidated gross revenues during each fiscal year ended in such period.

Anthony R. Tersigni, EdD, FACHE is the President and Chief Executive officer of Ascension Health Alliance or Ascension. Ascension is the parent holding company for Ascension Health (“AH”) and Ascension Health Insurance, Ltd. (“AHIL”). Ziad R. Haydar, M.D. is Senior Vice President and Chief Clinical Officer of AH. Effective January 1, 2011, ProAssurance entered into a Program Agreement with AH (the “Program”) pursuant to which a branded joint insurance program was created to insure the professional liability of certain physicians and healthcare providers affiliated with the Ascension health system, which is comprised of over 100 non-profit hospitals and other healthcare providers (the “System”). The Program, marketed under the name “Certitude®,” is administered and underwritten by ProAssurance’s insurance subsidiaries. Policies issued under the Program are reinsured by AHIL. In 2013, 2014 and 2015, ProAssurance’s insurance subsidiaries wrote premiums through the Program in the amount of $22,427,745, $25,775,624 and $30,781,333 respectively, of which $5,136,372, $8,002,392 and $8,489,894 respectively, was paid by Ascension affiliates on behalf of the physicians. ProAssurance paid a reinsurance premium to AHIL in the amount of $12,089,305 in 2013, $14,390,619 in 2014, and $16,323,034 in 2015, and AHIL paid to ProAssurance a ceding commission of $1,905,981 in 2013, $1,938,507 in 2014, and $2,177,930 in 2015. In 2015, AHIL also paid a subsidiary of ProAssurance a ceded premium of $483,431 under a reinsurance treaty that provides a buffer layer for excess professional liability insurance written by AHIL. The Board found that Dr. Haydar is not precluded from being independent because the amount of payments to and from ProAssurance was significantly below the two percent (2%) of the consolidated revenues of Ascension and thereby did not meet the “bright line” tests for independence under the NYSE Rules. Furthermore, the Board found that Dr. Haydar is not precluded from being independent under the Governance Guidelines, which prohibit any material transaction relationship using the same thresholds applied solely to the recipient of the payments, because the payments actually made by Ascension on behalf of physicians and providers are less than 2% of our revenues in 2015. Based on these determinations, the Board found Dr. Haydar to be an independent director.

Frank A. Spinosa, D.P.M., is a member of the Board of Trustees of the American Podiatric Medical Association (the “Association”) and served as its President for the year that ended March 23, 2015. Dr. Spinosa is not and has not been an employee of the Association, but he received an honorarium in the amount of $159,500 for his services as President of the Association, all of which was paid in 2014. The Association and ProAssurance’s subsidiary, Podiatry Insurance Company of America (“PICA”), are parties to a License Agreement effective March 1, 2011 (the “License Agreement”), pursuant to which PICA is required to pay the Association $100,000 per annum for the Association’s endorsement of PICA’s medical professional liability insurance and for the right to use the Association’s name, logo and member list in marketing the endorsed products. PICA has also agreed to pay at least $25,000 per annum in support of the Annual Scientific Meeting; to provide a PICA Risk Management Program at such meeting; and to provide a premium discount to PICA insured podiatric physicians who attend the Risk Management Program. Finally, PICA has agreed to support the Association’s Young Member Program at the rate of $174,000 per annum. In 2013, 2014 and 2015, PICA paid the Association $446,250, $505,175 and $290,000 respectively, pursuant to the License Agreement and as miscellaneous donations. The current budget for the Association contemplates annual revenues of approximately $13.8 million. Based on these amounts, the Board found that Dr. Spinosa was not precluded from being independent under NYSE Rules because the payments to and from ProAssurance in the last three years were below the threshold of $1,000,000. Furthermore, the Board found that Dr. Spinosa is not precluded from being independent based on its understanding of the Governance Guidelines, which prohibit any material transaction relationship using the same thresholds applied solely to the recipient of the payments. In addition, we have had discussions with ISS about these payments to the Association and their historical context and importance to the business of PICA, and we were advised that ISS considers these payments transactional in nature so that they should not preclude a finding that Dr. Spinosa is independent.

Three of our directors have purchased medical professional liability insurance from the Company either directly or indirectly through their respective practice entities during the last three years (Drs. Listwan, Spinosa and Wilson), and Dr. Spinosa’s spouse is a physician insured by the Company. Dr. Listwan purchased insurance from the Company until December 31, 2013, and he paid premiums of less than $3,000 in 2013. Dr. Spinosa and his spouse have purchased individual policies of medical professional liability insurance from PICA during the last three years as follows: 2013-2014 — Dr. Spinosa $5,052 and spouse $7,352; 2014-2015 — Dr. Spinosa $8,024 and spouse $7,978; 2015-2016 — Dr. Spinosa $8,266 and spouse $8,266. Dr. Wilson purchased individual policies of medical professional liability insurance from an insurance subsidiary of ProAssurance in each of the last three years as follows: 2013-2014 — $47,993; 2014-2015 — $47,993; and 2015-2016 — $42, 274. Dr. Wilson is also an executive officer of Neurosurgical Associates, P.C., which is insured by one of ProAssurance’s insurance subsidiaries with a current premium of approximately $134,383. All insurance policies were obtained in the ordinary course of business at rates that are consistent with our filed rates and customary underwriting practices. The premiums paid with respect to the individual physicians or the practice entities do not exceed the lower $1,000,000 standard of materiality set forth in the NYSE Rules.

Our Board has consistently found that it is customary and appropriate for our physician directors to obtain their professional liability insurance from our insurance subsidiaries and that the purchase of insurance from our subsidiaries will not impair the independence of a director so long as the premiums paid are less than the $1,000,000 limitation in the NYSE Rules. In addition, the Board determined that the purchase of insurance did not create any material interest in the transaction such that it would have an effect on the independence of a director. For this reason, the Board also determined that the purchase of insurance should not be considered a “material relationship” based on our understanding of the Governance Guidelines since it does not influence these directors’ objectivity in a manner that would impair their ability to satisfy fiduciary standards.

Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie (“B&G”). B&G is a controlling member of Hangar 24, LLC (“Hangar 24”) of which ProAssurance owns 20% and B&G owns 60%.

The sole purpose of Hangar 24 is to share the cost of the hangar leased from the Birmingham Airport Authority where ProAssurance keeps its corporate aircraft. Hangar 24 pays the rent on the hangar. ProAssurance reimburses Hangar 24 for its share of the rent and reimburses Hangar 24 for the cost of the fuel used by its aircraft. The Board of Directors determined that this relationship did not preclude Mr. Gorrie’s independence because the amounts paid for rent and fuel reimbursement do not exceed the greater of $1,000,000 or 2% of the recipient’s gross revenues and it does not meet the materiality threshold for “material transactions” under the Governance Guidelines.

Mr. McMahon is an executive officer and a controlling stockholder of Ligon Industries (“Ligon”). Ligon and ProAssurance (through their subsidiaries) are parties to an Aircraft Interchange Agreement dated April 5, 2012. Pursuant to this agreement, ProAssurance has the right to use the Ligon aircraft at its election on the condition that ProAssurance allows Ligon to use the ProAssurance aircraft for the same amount of time. The Board of Directors determined that this relationship did not preclude Mr. McMahon’s independence because the value of the exchange between Ligon and ProAssurance did not exceed the greater of $1,000,000 or 2% of the recipient’s gross revenues and it does not meet the materiality threshold for “material transactions” under the Governance Guidelines.

The Board of Directors has determined that the relationship between Ascension and ProAssurance did not impair the independence of either Dr. Tersigni or Dr. Haydar; the relationship between PICA and the American Podiatric Medical Association did not impair the independence of Dr. Spinosa; that the purchase of medical professional liability insurance by our directors and their relatives did not impair the independence of Drs. Listwan, Spinosa and Wilson; that the relationship between ProAssurance and B&G did not impair the independence of Mr. Gorrie; and that the relationship between ProAssurance and Ligon did not impair the independence of Mr. McMahon.

The NYSE rules provide that a director cannot be independent if he or she, or an immediate family member of such director, has received compensation (other than director and committee compensation) during any 12-month period of more than $120,000 from, ProAssurance or any of its subsidiaries in any of the last three years.

Dr. Spinosa’s spouse has served on the physicians’ committee of PICA and received compensation and reimbursement of expenses from PICA in the following amounts during the last three years: 2013 — $14,215 (including $4,751 for reimbursement of expenses), 2014 — $15,548 (including $5,648 for reimbursement of expenses), and 2015 — $3,648 (including $2,148 reimbursement of expenses). Dr. Spinosa did not receive any compensation from PICA or any other subsidiary of ProAssurance during this period. The Board determined that the payments to Dr. Spinosa’s spouse did not impair his independence because the amount of the fees did not exceed the $120,000 threshold and because his spouse is not dependent on PICA for her primary source of compensation. The Board also determined that payments made to Dr. Spinosa’s spouse in 2015 should not violate the Governance Guidelines which prohibit compensation for “professional services” in excess of $10,000 per year to a director’s spouse.

We have engaged Dr. Listwan as a consultant under a Consulting and Confidentiality Agreement that provides that Dr. Listwan will provide nonexclusive services to ProAssurance relating to review of insurance cases, facilitating ProAssurance’s relationship with the Wisconsin Medical Society, providing consultation services with respect to claims, underwriting, and risk management, and providing other services as requested in consideration of an annual retainer of $44,000. At its meeting on December 2, 2015, the Board of Directors reviewed this consulting arrangement and determined that Dr. Listwan satisfies the current independence criteria for directors because: (i) Dr. Listwan is not an employee of ProAssurance or any of its subsidiaries based on the Board’s review of the terms of Dr. Listwan’s engagement as a consultant and its consideration of Internal Revenue Service regulations defining employees and independent contractors for purposes of FICA (Federal Insurance Contributions Act) withholding, and the factors used by our Human Resources Department to determine whether a service provider receives a statement on Form W-2 (an employee) or Form 1099 (independent contractor) with respect to its compensation for services; and (ii) the compensation payable to Dr. Listwan for services as a consultant would not exceed the limitation on non-director compensation under the NYSE Rules. Based on the above analysis, the Board of Directors determined that Dr. Listwan should be considered an independent director under the NYSE Rules notwithstanding the Governance Guidelines, which provide that a director will be deemed an “Affiliated Outside Director” if he or she receives compensation in excess of $10,000 for “professional services.”

The Board of Directors has determined that the payment of consulting fees to Dr. Spinosa’s spouse and Dr. Listwan should not impair the independence of Drs. Spinosa and Listwan.

Other Relationships Considered.

The Board of Directors evaluated the independence of the members on both the Audit Committee and Compensation Committee. Mr. Di Piazza’s and Dr. Putallaz’s only relationship with the Company is their service on the Board and the Audit Committee. The Board of Directors also carefully evaluated the independence of Dr. Tersigni and his successor on the Audit Committee, Dr. Spinosa, with respect to the above described relationships and determined that such relationships should not impair the ability of either of them to be independent under the NYSE and SEC standards for members of the Audit Committee. As a result, the Board determined that each of these directors was permitted to serve on the Audit Committee under the requirements of the SEC and NYSE rules.

Dr. Flowers, Mr. McMahon and Mr. Gorrie serve on the Compensation Committee. Dr. Flowers’ only relationship with the Company is his service on the Board as Lead Director and a member of the Compensation Committee. As a result, the Board determined that Dr. Flowers was permitted to serve on the Compensation Committee under the requirements of the SEC rules. In reviewing Mr. McMahon’s and Mr. Gorrie’s qualifications to serve on the Compensation Committee, the Board evaluated the above described relationships as required by the NYSE Rules mandated by SEC Rule 10C-1. The Board determined that the existence of these relationships did not impact the ability of either Mr. McMahon or Mr. Gorrie to satisfy his objectivity in the boardroom or ability to satisfy his fiduciary duty to the Company’s stockholders under the NYSE Rules, as well as under the Governance Guidelines.

Qualification of Directors

The Nominating/Corporate Governance Committee and Board of Directors are responsible for determining the appropriate composition of our Board and for the selection of individual candidates. Our Corporate Governance Principles do not establish any specific minimum qualifications or skills that an individual candidate must possess. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise and the extent to which the candidate would fill a present need in the composition of the Board.

We have recruited directors whom we believe bring to our Board of Directors a diverse set of qualifications related to our business and its products. More specifically:

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Our primary product has historically been professional liability insurance for healthcare providers. We believe that it is important to have on our Board healthcare professionals who are, or have been, consumers of our insurance products and who understand the business and professional needs of our customers.

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We believe that it is important to have on our Board persons with business experience, particularly businesses in the insurance and financial services sectors, and with experience in the governance of publicly traded companies.

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We believe that it is important that our Board reflect the core values that guide us in fulfilling our mission to Protect Others, informed by our Guiding Principle of “Treated Fairly.” Those values are integrity, leadership, relationships, and enthusiasm.

The following discussion addresses the experience, qualifications, attributes and skills that have led us to conclude that our director nominees and our current directors should serve on our Board.

Healthcare Providers:    Our Board currently has five physicians who are independent directors: Robert Flowers, M.D., Ziad R Haydar, M.D., William Listwan, M.D., Frank Spinosa, D.P.M. and Thomas Wilson, Jr., M.D. Each of our physician-directors is board certified in a different medical specialty and actively practices medicine, with the exception of Dr. Flowers, who retired from his obstetrics and gynecology practice in Dothan, Alabama, after more than 20 years and Dr. Haydar who is on the management term of Ascension Health as its Chief Clinical Officer. Dr. Listwan, who has practiced internal medicine in Wisconsin for over 30 years, served as a board member and President of the Wisconsin Medical Society and is currently on the volunteer faculty of the Medical College of Wisconsin in Milwaukee and employed as a part-time Medical Director for Molina Health Care. Dr. Spinosa served as a board member and is a past president of the American Podiatric Medical Association. Dr. Spinosa is also a past President of the New York State Podiatric Medical Association, and has taught at the New York Collection of Podiatric Medicine. Dr. Wilson is a board-certified neurosurgeon who has been in practice for over 20 years and has authored numerous publications and presentations.

The presence of our independent physician-directors reflects our commitment to local market presence and to our physician heritage. Dr. Flowers has served on our regional claims committee in Alabama for over 20 years. Dr. Listwan served on the board and claims committee of our Wisconsin predecessor from 1980 until its merger with ProAssurance in 2006. These physicians regularly attend regional claims committee meetings and assist the Board of Directors in understanding professional liability and risk management issues affecting and of concern to physicians and other healthcare professionals in our professional liability insurance markets.

Dr. Haydar brings valuable healthcare and business knowledge to the Board of Directors. Dr. Haydar is a Senior Vice-President and Chief Clinical Officer of Ascension Health, which is the largest not-for-profit, and largest Catholic health system in the United States. Dr. Haydar leads Ascension’s Clinical Excellence initiatives directed at patient safety within the organization.

In addition to our physician directors, our Chief Executive Officer, W. Stancil Starnes, represented practicing physicians in the defense of medical malpractice claims for over 30 years. Mr. Starnes brings to the Board a deep understanding of the legal and professional issues involved in resolving claims and how best to deliver the claims defense that is the key component of our insurance products.

Samuel A. Di Piazza, Jr. has served on the Board of Trustees of Mayo Clinic since 2010 and was appointed Chairman of the Board of Trustees on February 21, 2014. Mayo Clinic is a nonprofit worldwide leader in medical care, research and education. The Board of Trustees is the governing body of Mayo Clinic and has overall responsibility for the charitable, clinical practice, scientific and educational mission and purposes of Mayo Clinic.

Business Experience:    Mr. Starnes has served as our Chief Executive Officer since July 2007, and it has been our practice for our Chief Executive Officer to serve on our Board of Directors. Mr. Starnes is a director of Infinity Property and Casualty Corporation, a public insurance holding company, and National Commerce Corporation, a public bank holding company.

Mr. McMahon was a director of Protective Life Corporation, which was a public insurance holding company until its sale in February 2015. Mr. McMahon’s career has focused on the leadership of business enterprises including McWane Cast Iron Pipe Company, a privately held manufacturer of cast iron pipe, and Ligon Industries, a manufacturer of waste treatment equipment, aluminum castings and hydraulic cylinders. His leadership ability is reflected by his election to serve as a trustee of the University of Alabama, a director of UAB Health Systems, and a trustee of Birmingham Southern College.

Dr. Putallaz, who obtained a Ph.D. in economics in 1974, has served in various capacities for firms engaged in the investment management business since 1983. Prior to that time she was a lecturer in the Economics Department of the University of Michigan. She currently serves in a volunteer capacity for the CFA Institute, working on initiatives related to the Global Investment Performance Standards® or GIPS®. In that capacity, she chairs the GIPS® Executive Committee. Ms. Putallaz, who serves on our Audit Committee, brings her knowledge and expertise to the financial and investment aspects of ProAssurance.

Mr. Gorrie also brings valuable business perspective to the Board of Directors. Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie, a construction firm with recent annual revenues in excess of $2 billion.

Mr. Di Piazza served in numerous leadership positions during his career with PricewaterhouseCoopers LLP, including serving as the firm’s Global Chief Executive Officer and a member of its Global Leadership Team, serving as Chairman and Senior Partner at PricewaterhouseCoopers, and serving as the leader of local offices in Chicago, New York City and Birmingham. Following his tenure at PricewaterhouseCoopers, Mr. Di Piazza served as a leader of the Citi International Client Group at Citigroup, where he was Vice Chairman at the time of his retirement in February 2014. The Citi International Client Group provides corporate, institutional, public sector and high net worth international clients with a full range of wholesale banking products and services.

Additional Qualifications:    In selecting individual candidates, ProAssurance also has considered other relevant experience of our directors including:

Practice of Law: A background in law is of significant value in understanding the legal issues impacting ProAssurance as a publicly traded company and as a holding company for regulated insurance companies. Messrs. McMahon and Starnes both had experience in the private practice of law prior to entering their business careers. Mr. Starnes served as senior and managing partner of the law firm of Starnes & Atchison LLP in Birmingham, Alabama, where he was extensively involved with ProAssurance and its predecessors in the defense of medical liability claims for over 25 years. Mr. Angiolillo was a partner at Simpson, Thacher & Bartlett LLP in New York for approximately 30 years until his retirement in 2014 where his practice involved securities and other complex commercial litigation.

Public Company Experience: Apart from ProAssurance and its predecessor companies, Messrs. McMahon, Starnes, Di Piazza, and Gorrie have all served as members of the Board of Directors of one or more publicly traded companies, and each has gained valuable experience through leadership of, and service on, various standing committees of each Board on which they have served.

Qualification to Serve on the Audit Committee: Members of the audit committee of a publicly traded company are required to be independent and to possess specific financial qualifications. SEC and NYSE rules require that members of an audit committee be “financially literate,” and that one member be an “audit committee financial expert.” In selecting directors, we consider the candidate’s ability to serve on the Audit Committee. All members of our Audit Committee have been found to be independent by our Board of Directors under the NYSE Rules and SEC requirements. Mr. Di Piazza, Dr. Putallaz and Dr. Spinosa meet the financial literacy requirements as a result of their training, employment, and general financial expertise. Mr. Di Piazza has been designated as our audit committee financial expert based upon his expertise and his experience in accounting and experience from his leadership positions at PricewaterhouseCooopers LLP. In addition to his positions at PricewaterhouseCoopers, Mr. Di Piazza has served as a trustee of the London based International Financial Reporting Standards Foundation and a trustee of the US based Financial Accountancy Foundation.

Diversity: Our Board of Directors is committed to diversity on the Board and within the Company. We believe our directors provide diversity in business experience and geographic representation. As vacancies arise on our Board, we consider diversity as a factor in the selection of a new director.

Board Leadership

Our Board of Directors has determined that it is in our best interest for Mr. Starnes to serve as our Chairman of the Board and our Chief Executive Officer. Our Board believes it is in our best interest to have one individual to lead our company and to establish its strategic goals and objectives under the supervision and direction of the Board of Directors. Our Board also believes that having Mr. Starnes serve as our Chairman and Chief Executive Officer facilitates his ability to establish priorities for our Board and management in achieving such goals and objectives.

Our Corporate Governance Principles require our non-management directors to hold executive sessions at which neither management nor the Chief Executive Officer is present. The Corporate Governance Principles further provide that the executive sessions of non-management directors are to be held on a regularly scheduled basis, not less frequently than two times each year, and that at least one of the executive sessions will be attended by independent directors only. In December 2011, we formally established the position of lead director to preside at each executive session. At the annual meeting in May 2015, the independent directors selected Dr. Flowers as the independent director to preside at the executive sessions. During 2015, our independent directors held an executive session after each quarterly Board meeting.

Risk Oversight

As an insurance holding company, our business is principally conducted by insurance subsidiaries that are subject to insurance laws and regulations in their respective domiciliary states and in the states in which they do business. State insurance regulatory regimes are intended to protect policyholders by vesting in the insurance regulator administrative and supervisory authority to address risks relating to the solvency of insurers and their ability to pay claims as well as to the marketing of insurance products and rates charged for such products. The insurance regulations identify key business risks associated with the insurance business and provide guidance as to the management of these risks. In addition, the NAIC has recently recommended that the states adopt new laws to require the assessment and reporting of risks associated current and future business plans for insurers and their holding companies.

We have taken steps to catalogue and identify these and additional risks for purposes of enterprise risk management (ERM). Our Chief Executive Officer is in charge of risk oversight. We have also established a risk management framework that recognizes the risks inherent in our operating segments as well as the risks associated with the operations of our holding company. The risk management process is managed by an ERM Committee comprised of persons responsible for our key risk areas, including adequacy of loss reserves; defense of claims and the litigation process; the quality of investments supporting our reserves and capital; compliance with regulatory and financial reporting requirements; and concentration in our insurance lines of business. Our Chief Executive Officer and ERM Committee are responsible for identifying material risks associated with these and other risk areas and for establishing and monitoring risk management solutions that address levels of risk appetite and risk tolerance that are recommended by the committee and reviewed by the Board.

The Board of Directors is responsible for ensuring that our ERM process is in place and functioning. The Board has divided primary ERM oversight responsibility between the Audit Committee and the Nominating/Corporate Governance Committee as follows:

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The Audit Committee has the primary oversight responsibility for risks relating to financial reporting and compliance. We have established lines of communication between the Audit Committee and our independent auditor, internal auditor and management that enable the Audit Committee to perform its oversight function.

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The Nominating/Corporate Governance Committee has the primary responsibility for oversight of those risks covered by the ERM process that are not the responsibility of the Audit Committee. The Nominating/Corporate Governance Committee reviews the ERM process established by management’s ERM Committee and monitors the functioning of the process. It also reviews recommendations of our ERM Committee as to materiality thresholds for risks covered in the ERM process and as to the levels of risk appetite and risk tolerance with respect to covered risks.

Meetings and Committees of the Board of Directors

Our Board of Directors held four meetings during 2015. Our By-Laws establish four standing committees of the Board of Directors: the Nominating/Corporate Governance Committee; the Compensation Committee; the Audit Committee; and the Executive Committee, each of which is described below. Each of our incumbent directors attended all of the meetings of the Board of Directors and the committees of the board on which he or she served during 2015 (in each case, which were held during the period for which he or she was a director).

Neither our Board of Directors nor our Nominating/Corporate Governance Committee has implemented a formal policy regarding director attendance at annual meetings of our stockholders. However, our Board of Directors typically holds its annual meeting directly following the annual stockholders’ meeting, and it is customary for our directors to attend the annual stockholders’ meeting. All of our directors attended the annual meeting of our stockholders held on May 27. 2015.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee currently consists of four independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of the Nominating/Corporate Governance Committee are to:

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identify individuals qualified to become directors and recommend to the Board of Directors for its consideration the candidates for all directorships to be filled by the Board of Directors or to be elected by the stockholders;

•	advise the Board of Directors with respect to the board composition, procedures and committees;

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to ProAssurance;

•	oversee the evaluation of the Board of Directors and the evaluation of ProAssurance’s management;

•	oversee the risks covered by ProAssurance’s ERM process that are not the responsibility of the Audit Committee; and

•	otherwise take a leadership role in shaping the corporate governance of ProAssurance.

The Nominating/Corporate Governance Committee is empowered to engage a third party search firm to assist in identifying and evaluating director candidates. However, the committee did not hire any search firm during 2015 and, accordingly, paid no fees to any such company.

Under our Corporate Governance Principles, the Nominating/Corporate Governance Committee will consider a nominee proposed by a stockholder for a vacancy on our board when such nomination has been submitted in accordance with the provisions contained in our By-Laws, which are described under the caption “Proposals of Stockholders” in this proxy statement. A vacancy does not exist where:

•	the Board of Directors desires to re-nominate an incumbent director for an additional term and the director consents to stand for re-election and to serve on our Board of Directors if elected; or

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the Nominating/Corporate Governance Committee has recommended to our Board of Directors a candidate to fill a vacancy and, prior to the receipt of a properly submitted stockholder nomination, such nominee has agreed to stand for election and serve on our Board if elected.

Our Board of Directors may elect not to fill a vacancy arising on the Board. The Board of Directors may elect not to recommend a director candidate nominated by a stockholder even if such director candidate is the only candidate submitted to the Nominating/Corporate Governance Committee to fill a vacancy.

The Nominating/Corporate Governance Committee is responsible for determining the appropriate composition of our Board and for the selection of individual candidates consistent with such determination. Our Corporate Governance Principles do not establish any specific requirements of minimum qualifications or skills that an individual candidate must possess other than the maximum age requirements described in the Corporate Governance Principles. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise, and the extent to which the candidate would fill a present need in the composition of the Board.

Subject to the qualifications described above, our Nominating/Corporate Governance Committee will consider a director candidate nominated by a stockholder in the same manner as candidates brought before the Nominating/Corporate Governance Committee from other sources. Generally, the Nominating/Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her résumé and other background information that has been made available to the Nominating/Corporate Governance Committee. A member of the Nominating/Corporate Governance Committee will contact for further review those candidates who the committee believes are qualified, who may fulfill a specific board need and who the committee believes would otherwise best make a contribution to the Board. If, after further discussions with the candidate and other further review and consideration as necessary, the Nominating/Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board.

The charter of the Nominating/Corporate Governance Committee provides for at least three members, each of whom must be an independent director. The current members of our Nominating/Corporate Governance Committee are John J. McMahon, Jr. (Chairman), Ziad R. Haydar, M.D., Frank A. Spinosa, D.P.M., and Thomas A. S. Wilson, Jr., M.D. Our Board of Directors has found that each member of our Nominating/Corporate Governance Committee is “independent” within the meaning of the NYSE Rules.

During 2015, our Nominating/Corporate Governance Committee met three times.

Compensation Committee

Our Compensation Committee currently consists of three independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of the Compensation Committee are to:

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represent and assist the Board of Directors in discharging its oversight responsibility relating to compensation matters, including determining the compensation arrangements for the Chief Executive Officer and reporting its determination to the Board of Directors for ratification by a majority of independent directors; and

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review and discuss with management the disclosure under the caption “Compensation Discussion and Analysis” and prepare the report of the Compensation Committee with respect to such disclosure, each of which is to be included in our annual proxy statement.

The Compensation Discussion and Analysis and the Report of the Compensation Committee begin on page 23 of this proxy statement.

The charter of the Compensation Committee charges the committee with the responsibility to determine and approve, subject to ratification by a majority of independent directors, the Chief Executive Officer’s compensation level based on the committee’s evaluation of the Chief Executive Officer’s performance in light of the corporate goals and objectives relevant to the Chief Executive Officer’s compensation as approved by the committee. The charter also charges the Compensation Committee with the responsibility to, among other duties, review the competitiveness of the executive compensation programs of ProAssurance; approve change of control agreements or severance plans for executive officers of ProAssurance; administer the policy for the recoupment of unearned incentive compensation based on financial statements required to be restated; and make recommendations for director compensation to our Board of Directors. The charter further provides that the Compensation Committee has the exclusive authority to retain outside compensation consultants and advisors as it deems appropriate to fulfill its responsibilities in accordance with the NYSE Rules and SEC Rule 10C-1. In selecting a compensation consultant, the Compensation Committee must consider the six independence factors set forth by the NYSE, as further discussed in “Executive Compensation — Compensation Discussion and Analysis” beginning on page 23 of this proxy statement.

The current practice of the Compensation Committee is to retain an outside consultant from time to time to gather data from peer companies and to use such data as a point of reference when reviewing ProAssurance’s compensation practices. The Compensation Committee, with the assistance of ProAssurance’s management and its consultant, identifies the peer companies to be used in the compensation analysis. The peer companies are publicly held property and casualty specialty insurance organizations that are comparable to ProAssurance in total assets, market capitalization, revenues and operating margin.

After reviewing peer companies’ data, the compensation consultant provides a report to the committee that describes market practices with regard to executive compensation and identifies any gaps between the market and ProAssurance’s executive compensation practices. In addition, from time to time the Compensation Committee retains a compensation consultant to provide a review and analysis of particular aspects of ProAssurance’s compensation program, and the committee in making its recommendations also considers reports of these studies. The Compensation Committee customarily makes its compensation recommendations to our Board of Directors at its regularly scheduled meeting in the first quarter of each year.

ProAssurance’s senior management makes no recommendations with respect to compensation of the Chief Executive Officer. The Compensation Committee is exclusively responsible for making compensation recommendations for adoption by the Board of Directors as to changes in base salary for the Chief Executive Officer and the number and type of long-term incentive compensation awards to be granted to the Chief Executive Officer. The Compensation Committee also approves the annual incentive award guidelines for non-equity incentive compensation to be paid to the Chief Executive Officer. The committee’s charter requires that all decisions of the Compensation Committee with respect to the Chief Executive Officer’s compensation are subject to ratification by a majority of the independent directors.

In accordance with its charter, the Compensation Committee makes recommendations as to compensation of our directors. It has been the practice of the Compensation Committee to engage a compensation consultant to perform a review of the compensation of our Board of Directors bi-annually and to compare with peer companies the compensation of directors for their service on the Board of Directors and for their service on the various committees. The Compensation Committee considers the consultant’s report in making recommendations to the Board of Directors for changes in director compensation.

The Compensation Committee also administers equity and non-equity incentive plans with respect to awards granted under these plans, which plans currently include the 2014 Annual Incentive Compensation Plan and the 2014 Equity Incentive Plan.

During 2015, our Compensation Committee met two times. The charter of the Compensation Committee provides for at least three members, each of whom must be an independent director (1) within the meaning of NYSE Rules, including, but not limited to the independence factors set forth in SEC Rule 10C-1(b), (2) a “non-employee director” within the meaning of SEC Rule 16b-3 and (3) an “outside director” within the meaning of the regulations under Section 162(m) of the Internal Revenue Code. The current members of the Compensation Committee are Robert E. Flowers, M.D. (Chairman), M. James Gorrie and John J. McMahon, Jr. Our Board of Directors has determined that each member of the Compensation Committee is “independent” and meets the requirements of the Compensation Committee charter. No member of the Compensation Committee has any interlocking relationships required to be disclosed under federal securities laws.

This year’s report of the Compensation Committee is on page 34 of this proxy statement.

Audit Committee

Our Audit Committee currently consists of three independent directors, and operates pursuant to a written charter that is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of our Audit Committee are to represent and assist the Board of Directors in discharging its oversight responsibility relating to:

•	the accounting, reporting and financial practices of ProAssurance and its subsidiaries, including the integrity of our financial statements;

•	the surveillance of our administration and financial controls and compliance with legal and regulatory requirements;

•	the outside auditor’s qualifications and independence;

•	ProAssurance’s policies on risk assessment and risk management with respect to financial reporting issues; and

•	the performance of our internal auditors.

The Audit Committee also prepares the Report of the Audit Committee, which begins on page 20 of this proxy statement as required by the SEC rules.

Our Audit Committee is responsible for carrying out all of the duties and responsibilities required for audit committees under the Exchange Act and the NYSE Rules. A description of the specific duties and responsibilities of our Audit Committee can be found in its charter. Our Audit Committee and Board of Directors have established a procedure which establishes a confidential means for communications of complaints or concerns with respect to accounting, internal controls and auditing matters to be submitted to the committee, which is described under the caption titled “Other Matters — Policies on Reporting of Concerns Regarding Accounting and Other Matters and Communicating with Directors” in this proxy statement.

The charter of the Audit Committee provides for at least three members, each of whom must be an independent director. Samuel A. Di Piazza, Jr. is the Chairman, and Ann F. Putallaz, Ph.D. and Frank Spinosa, D.P.M. are the other members of our Audit Committee. Our Nominating/Corporate Governance Committee and our Board of Directors have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the SEC and NYSE; that each member of the Audit Committee is financially literate as such qualification is defined under the rules of the NYSE; and that Samuel A. Di Piazza, Jr. is an “audit committee financial expert” within the meaning of the rules of the SEC. Dr. Spinosa and Dr. Putallaz are not presently serving on the audit committee of another company. Mr. Di Piazza is currently on the audit committee of AT&T, Inc.

During 2015, the Audit Committee met ten times.

Executive Committee

Our Executive Committee has the authority during intervals between the meetings of the Board of Directors to exercise all powers and authority of the Board of Directors in the management of our business and affairs, except that the Executive Committee may not:

•

alter or repeal any resolution adopted by the Board of Directors that by its terms is not subject to amendment or repeal by the Executive Committee or any resolution relating to the establishment or membership of the Executive Committee;

•	act with respect to matters required to be passed upon by the full Board of Directors, the independent directors, or by a committee comprised of independent directors; or

•	act on any matter that has been delegated to the Audit Committee, the Nominating/Corporate Governance Committee or the Compensation Committee in their respective charters.

Our By-Laws provide that the Executive Committee has at least three members including the Chairman of the Board. The members of the Executive Committee are W. Stancil Starnes (Chairman), Robert E Flowers, M.D. and John J. McMahon, Jr. The Executive Committee did not meet in 2015.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our auditors for the current fiscal year ending December 31, 2016. Although ratification of the stockholders is not required for appointment of independent auditors under Delaware law or our By-Laws, the Board of Directors believes it is appropriate to seek stockholder ratification of the appointment of Ernst & Young LLP as independent auditor.

Ernst & Young LLP served as the independent auditor of ProAssurance for the year ended December 31, 2014. Representatives of Ernst & Young will be present at the 2016 annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for 2015 and 2014

The table below sets forth the aggregate fees paid by ProAssurance for audit, audit-related, tax and other services provided by Ernst & Young LLP to ProAssurance during each of the last two years.

	2015	2014
Audit fees	$2,411,100	$2,602,890
Audit-related fees	0	0
Tax fees	0	0
All other fees	0	0

Total	$2,411,100	$2,602,890

All fees paid to Ernst & Young LLP in 2015 that required the pre-approval of the Audit Committee were approved in accordance with our pre-approval policies and procedures described below.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, the audit committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. To implement these provisions of the Sarbanes-Oxley Act, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the audit committee’s administration of the engagement of the independent auditor. Our Audit Committee has adopted an Audit and Non-audit Service Pre-approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by our independent auditor may be pre-approved.

For pre-approval of non-audit services, our Audit Committee will consider whether services are consistent with the SEC’s rules on auditor independence. Our Audit Committee will also consider whether the independent auditor is able to provide effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the services will enhance our ability to manage or control risk or improve audit quality. Our Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

Our Audit Committee determines from time to time the eligible services that may be provided to ProAssurance by our independent auditors in accordance with the requirements and guidance of the SEC and the NYSE, or other exchanges or market systems on which our stock is traded. The Audit Committee also determines whether such services fit in the categories of Audit Services, Audit-related Services, Tax Services and other Permitted Non-audit Services as described below and as the description of such services may be modified under subsequent guidance and interpretation of the regulatory and self-regulatory organizations applicable to ProAssurance, including without limitation, the SEC and the NYSE. The independent auditor may not provide any non-audit services that are prohibited under the provisions of Section 10A of the Exchange Act and the rules and regulations promulgated thereunder.

Audit Services. Audit services in the annual audit engagement include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor in order for the independent auditor to form an opinion on our consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control and consultations relating to the annual audit or quarterly review and an actuarial analysis of the estimate for losses in our financial statements. Audit services also include the engagement for the independent auditor’s report on the effectiveness of internal controls for financial reporting. In addition to the audit services included in the annual audit engagement, the Audit Committee may approve other audit services. Other audit services are those services that only the independent auditor can reasonably provide and include statutory audits or financial audits for our subsidiaries or affiliates, services associated with inclusion of acquired companies in our financial statements, and services associated with SEC registration statements, periodic reports and other documents we file with the SEC or other documents issued in connection with a securities offering.

Audit-related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Because our Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with SEC rules on auditor independence, the Audit Committee may grant pre-approval to audit-related services. Audit-related services include, among others: due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as “audit services;” assistance with understanding and implementing new accounting and financial reporting guidance from rule-making authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services. Our Audit Committee believes that the independent auditor can provide tax services to ProAssurance such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, our Audit Committee believes it may grant pre-approval to those tax services that:

•	have historically been provided by the independent auditor;

•	the Audit Committee believes would not impair the independence of the auditor; and

•	are consistent with SEC rules on auditor independence.

The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Accounting Officer or outside counsel to determine that tax planning and reporting advice is consistent with this policy.

Other Non-audit Services. Our Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that certain types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval for those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence. Our Audit Committee may not pre-approve any of the SEC’s prohibited non-audit services.

Annual Audit Engagement. Our Audit Committee appoints the independent auditor of ProAssurance and pre-approves the services to be provided in connection with the preparation or issuance of the annual audit report or related work. The annual audit services are set forth in an engagement letter prepared by the independent auditor which is submitted to the Audit Committee for approval. The engagement letter provides that the independent auditor reports directly to the Audit Committee. Any audit services within the scope of the engagement letter are deemed to have been pre-approved by our Audit Committee.

Pre-approval of Other Audit and Non-audit Services. Other audit services, audit-related services, tax services, and other non-audit services may be pre-approved by our Audit Committee in accordance with the following procedure either on a specific case-by-case basis as services are needed or on a pre-approval basis for services that are expected to be needed. Our Audit Committee may delegate to one or more designated members of the Audit Committee, who are independent directors of the Board of Directors, the authority to grant pre-approval of these services to be performed by the independent auditors. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Our management may submit requests for pre-approval of eligible services by the independent auditor from time to time to our Audit Committee or to the member or members of the committee to whom pre-approval authority has been delegated. The request for approval must be sufficiently detailed as to the particular services to be provided so that the Audit Committee knows precisely what services it is being asked to pre-approve and so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Budgeted amounts or fee levels for services to be provided by the independent auditor must be submitted with the request for pre-approval. Requests for pre-approval of services by the independent auditor must include a joint statement of the independent auditor and our Chief Accounting Officer as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Our Audit Committee will be informed not less frequently than quarterly of the services rendered by the independent auditor. Our Chief Accounting Officer is responsible for tracking all independent auditors’ fees against the budget for such services and report at least quarterly to the Audit Committee.

The Audit Committee Charter designates our internal auditor to monitor the performance of all services provided by ProAssurance’s independent auditor and to determine whether such services are in compliance with this policy. Our internal auditor reports to the Audit Committee on a periodic basis on the results of its monitoring. Both our internal auditor and management will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to the attention of the internal auditor or any member of management. The Audit Committee will also review our internal auditor’s annual internal audit plan to determine that the plan provides for monitoring of the independent auditor’s services.

Vote Required

The ratification of Ernst & Young LLP as ProAssurance’s independent auditor for 2016 will require the affirmative vote of a majority of the shares voting on the matter at the 2016 annual meeting. If you vote your shares without instructions to your proxy on this proposal, your shares will be voted FOR the ratification of the appointment of Ernst &Young LLP. In the event that the appointment of Ernst & Young LLP as independent auditor for 2016 is not approved by the affirmative vote of a majority of the shares voting on the matter, the Board of Directors will request that the Audit Committee reconsider its appointment of independent auditors for the year ending December 31, 2016.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR OF PROASSURANCE FOR 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of three independent directors and operates pursuant to a written charter. The charter is available in the Corporate Governance section of our website at www.ProAssurance.com. During 2015 the Audit Committee met ten times. In conjunction with some of these meetings, the Audit Committee met in executive sessions and met in separate sessions with our independent auditor, our internal auditors, our Chief Executive Officer, Chief Financial Officer, our Chief Accounting Officer and our external corporate counsel.

Our management is responsible for the preparation, presentation and integrity of ProAssurance’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of ProAssurance’s financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditor is also required to review the adequacy and effectiveness of ProAssurance’s internal controls on financial reporting. The Audit Committee is directly responsible in its capacity as a committee of the board for the appointment, compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and with Ernst & Young LLP, our independent auditor. The Audit Committee also has discussed with the independent auditor the matters required to be discussed by auditing standards and guidelines established by the SEC and the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The independent auditor has communicated to the Audit Committee the communications required by Auditing Standard No. 16, including the following, if applicable: (i) overall audit strategy, timing of audit, and significant risks identified by the auditor; (ii) significant issues discussed with management in connection with the auditor’s appointment; (iii) the auditor’s responsibility under standards of the PCAOB; (iv) the quality; acceptability and disclosure of significant accounting policies and practices; (v) identification and assessment of critical accounting policies and estimates; (vi) significant unusual transactions; (vii) difficult or contentious matters subject to consultation outside the audit team; (viii) new accounting pronouncements; (ix) material alternative accounting treatments discussed with management; (x) corrected misstatements related to accounts and disclosures; (xi) uncorrected misstatements considered by management to be immaterial; (xii) significant deficiencies and material weaknesses in internal control over financial reporting; (xiii) adequacy of management’s disclosures about its internal control assessment and any changes in internal control; (xiv) other information in documents containing audited financial statements; (xv) fraud and illegal acts that involve senior management or that cause a misstatement of the financial statements; (xvi) related party relationships and transactions; (xvii) independence matters; (xviii) pre-approval of services to be performed by the independent auditors and fees billed for such services; (xix) significant difficulties encountered in performing the audit; (xx) disagreements with management; (xxi) management’s consultations with other accountants on auditing matters; (xxii) provision of all material written communications between the auditor and management; (xxiii) information regarding the auditor’s use of third party services providers; (xxiv) the auditor’s internal quality control procedures; (xxv) material issues raised in quality control reviews of the auditor within the last five years and steps taken to deal with the issues; and (xxvi) all relationships between the auditor and ProAssurance. In addition, the auditor is required to inquire as to whether the Audit Committee is aware of matters relevant to the audit such as fraud or possible violation of laws and is further required to communicate to the Audit Committee any other matters arising from the audit that are significant and relevant to the Audit Committee regarding its oversight of the financial reporting process.

The Audit Committee has received from Ernst & Young LLP a letter providing the disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between Ernst & Young LLP and ProAssurance that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with the Audit Committee, and has confirmed in such letter that, in its professional judgment, it is independent of ProAssurance within the meaning of federal securities laws and in compliance with PCAOB Rule 3520.

All audit and non-audit services performed by the independent auditor must be pre-approved by the Audit Committee or a member thereof. The Audit Committee approved the audit services rendered by our independent auditor during ProAssurance’s most recent fiscal year. Ernst & Young LLP did not perform any non-audit services in 2015.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of ProAssurance for 2015 be included in its Annual Report on Form 10-K for the year ended December 31, 2015, prior to the filing of such report with the SEC.

Audit Committee:

Samuel A. Di Piazza, Jr.

Ann F. Putallaz, Ph.D.

Frank A. Spinosa D.P.M.

March 21, 2016

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was enacted in July 2010 as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail in this proxy statement under the heading “Compensation Discussion and Analysis,” we seek to align closely the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Compensation Committee and the Board of Directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our executive officers in 2015 reflects and supports these compensation policies and procedures.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The approval of this Proposal 3 requires the affirmative vote of a majority of the shares voting on the matter at the 2016 annual meeting without regard to broker non-votes or abstentions. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of ProAssurance Corporation approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in ProAssurance Corporation’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure requirements set forth in Item 402 of Regulation S-K of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and narrative discussion.”

Recommendation by the Board; Vote Required

In accordance with the requirements of the NYSE, brokers may not vote on the advisory vote on executive compensation without specific instructions from the beneficial owners of shares. If you hold your shares in “street name” with your broker and you do not specifically instruct your broker how to vote on the advisory vote on executive compensation, your broker will not vote for you on Proposal 3 (Advisory Vote on Executive Compensation).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion will address our compensation practices with respect to our Chief Executive Officer and the other executive officers named in the Summary Compensation Table on page 35 of this proxy statement, which we refer to as our “executives” in the discussion.

Overview

We seek to offer competitive compensation that is designed to attract and retain qualified and motivated individuals and reward them based on performance. Our executive compensation follows the compensation format generally applicable in the insurance industry consisting of base salary, annual incentive compensation and long-term incentive compensation.

We emphasize incentive compensation that rewards our executives for the achievement of short-term and long-term strategic and operational goals. Our compensation program for executives contemplates a base salary that is competitive in the market. Our goal is to place a majority of our executives’ compensation relative to base salary at risk in the form of annual and long-term incentive compensation, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In 2015 the “at risk” compensation (sum of annual incentive and three year average of long term incentive) received by our Chief Executive Officer was approximately 74.4% of total compensation and the “at risk” compensation received by our other executives ranged from approximately 56% to 69.5% of total compensation (sum of base salary, annual incentive and three year average of long term incentive). This reflects our objective to reward performance and to link rewards to our strategic business objectives.

•	Our annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing compensation based on annual performance measures for our executives.

•	Our long-term incentive compensation for executives is focused on long-term operating success, using performance measures over a three year measurement period.

We place our executive compensation before our stockholders for an advisory vote at each annual meeting. In the event of a substantial negative vote, we will carefully consider the reasons that we believe may have prompted that vote. A summary of our executive compensation was disclosed to our stockholders in the proxy statement for last year’s annual meeting at which we received the favorable vote of approximately 97% of the shares that voted on the advisory vote on executive compensation.

At the 2013 annual meeting, our stockholders approved the 2014 Annual Incentive Compensation Plan and the 2014 Amended and Restated Equity Incentive Plan to replace the 2008 Annual Incentive Compensation Plan and the 2008 Equity Incentive Plan. The Board of Directors recommended that these plans be approved by the stockholders so that performance-based compensation granted to our executives under our short term and long term incentive plans can continue to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). All annual and long-term incentive compensation granted after May 22, 2013, has been granted under the 2014 plans. The 2014 plans are substantially the same as our prior plans and incorporate into the plan documents certain amendments and policies that we have implemented since 2008 in order to address changes in the applicable law and to provide operational and administrative improvements, including the following policies adopted by our Board in 2010:

•	Each plan requires executives to hold shares of our Common Stock received in payment of awards under the plan for a period of one year after receipt; and

•

Each plan requires current and former executives to repay erroneously awarded incentive compensation if there is an accounting restatement triggered by material non-compliance with any financial reporting requirement.

We increased the total compensation of certain of our executives in 2014 to compensate them for increased responsibilities in connection with their promotions and our reporting realignment for executives that we announced in January 2014. The incentive compensation of our Chief Executive Officer and other executive officers of ProAssurance is based on corporate-wide performance measures in recognition of their responsibility for overall performance of ProAssurance and its insurance subsidiaries. We operate several of our subsidiaries as separate operating divisions, including ProAssurance Indemnity Company, Inc., ProAssurance Casualty Company, and ProAssurance Specialty Insurance Company, Inc. (“Healthcare Professional Liability Group” or “HCPL Group”); the Podiatry Insurance Company of America and its subsidiary, PACO Assurance Company, Inc. (the “PICA Group”); Medmarc Casualty Insurance Company and its subsidiary, Noetic Casualty Insurance Company (the “Medmarc Group”); and Eastern Insurance Holdings, Inc. and its insurance subsidiaries (the “Eastern Group”). We consider the presidents of HCPL Group, PICA Group, Medmarc Group and Eastern Group as our executive officers and have established certain performance measures for the incentive compensation opportunities for the presidents of each of HCPL Group, PICA Group, the Medmarc Group and the Eastern Group that are tailored to their respective operations. Beginning in 2015, the measures for performance-based long-term incentive compensation for our executive officers, including presidents of our operating divisions, will be determined using measures based on consolidated performance of ProAssurance and its subsidiaries.

Compensation Review Process

As the Compensation Committee, we recommend compensation for our Chief Executive Officer, review and approve compensation recommended by our Chief Executive Officer for other executive officers, and administer our incentive compensation plans. All of the members of the Compensation Committee are directors of ProAssurance, and our Board has determined that each member is independent under the independence requirements for compensation committee members under our charter and the applicable NYSE Rules. Our recommendation for the compensation of our CEO is subject to ratification by a majority of the independent directors on our Board.

To aid in our evaluation of the reasonableness of our executive compensation and the competitiveness of such compensation with market practices, we use compensation data from a group of peer companies as a primary point of reference. As a secondary point of reference, we use published surveys of executive compensation to evaluate the competitiveness of the compensation to the presidents of our operating divisions. The peer group compensation data includes base salaries, annual incentive compensation and long-term incentive compensation payable to senior-level executives in the peer group. We do not attempt to benchmark our compensation to the peer group.

The Compensation Committee retained Total Compensation Solutions (“TCS”) to assist the Committee in the evaluation of our executive compensation for the current year and the years covered in the Summary Compensation Table. The Compensation Committee has been directly responsible for the appointment and oversight of TCS in the years covered in the Summary Compensation Table. The compensation payable to TCS for its services to ProAssurance has been fixed by the Committee and funded by ProAssurance. TCS has performed no services for ProAssurance other than those performed for the Compensation Committee. ProAssurance also participates in an industry survey prepared each year by TCS at an annual cost to ProAssurance of less than $1,000.

As required by rules enacted by the SEC and the NYSE, the Compensation Committee evaluated the independence of TCS in connection with its engagement as compensation consultant for the Committee for 2016. The Compensation Committee in each of these three instances determined that TCS is independent after making inquiry of TCS with respect to the factors set forth in the NYSE guidance for evaluation of the independence of compensation consultants. Among the factors that the Compensation Committee considered were that TCS performed no services for ProAssurance other than those performed for the Committee and for management as described above; that the fees paid by ProAssurance comprised less than 5.8% of TCS’s revenues in 2015 and less than 5.4% of TCS’s revenues in 2014; that TCS disclosed to us its conflict of interest policy that it has established to prevent conflicts of interests; and that neither TCS nor any of the individuals providing consulting services to ProAssurance owns any shares of common stock of ProAssurance and none of them has had a relationship with any executive officer or director of ProAssurance.

With assistance of our senior management, TCS compiled a list of peer companies, which the Compensation Committee subsequently reviewed and approved, to be used as comparators for our executive compensation and compiled compensation data of the peer companies with respect to base salaries, annual incentive compensation, and long-term incentive compensation. TCS evaluated each element of our executive compensation in comparison to the compensation information compiled from the peer companies.

The peer companies used as our peer group in 2015 included eighteen companies, namely: Alleghany Corporation; Allied World Assurance Co. Holdings, Ltd.; American National Insurance Company; AmTrust Financial Services, Inc.; ARCH Capital Group Ltd.; Argonaut Group, Inc.; Employers Holdings, Inc.; Erie Indemnity Company; Horace Mann Educators Corporation; Infinity Property & Casualty Corporation; Markel Corporation; Mercury General Corporation; The Navigators Group, Inc.; OneBeacon Insurance Group, Ltd.; RLI Corp.; Selective Insurance Group, Inc.; State Auto Financial Corporation; and W. R. Berkley Corporation. HCC Insurance Holdings, Inc. and Meadowbrook Insurance Group were eliminated from the peer group in 2015 due to ownership changes and were not replaced.

The specialty insurers included in the peer companies had total assets ranging from approximately $2.4 billion to approximately $25.2 billion with a median of approximately $8.2 billion at the end of 2014 as compared to ProAssurance’s year-end total assets of approximately $5.2 billion, and they had a market capitalization ranging from approximately $0.75 billion to approximately $9.5 billion with a median of approximately $2.6 billion at the end of 2014 as compared to ProAssurance’s year-end market capitalization of approximately $2.7 billion. The median revenues for all of the peer companies were approximately $2.2 billion as compared to ProAssurance’s revenue of approximately $852 million for the year ended December 31, 2014, and the median operating income (before income taxes) for the peer companies was approximately $232 million as compared to $276 million for ProAssurance for the year ended December 31, 2014.

In the course of its duties as our compensation consultant, TCS, compiles data on executive compensation arrangements from the peer companies and provides us with a report that includes a summary of the compiled data and its observations and recommendations on the competitiveness of the elements of ProAssurance’s executive compensation (base salary, annual incentives and long-term incentives). Our senior management provides us information for use in developing our recommendations on executive compensation in the following respects:

•

calculation of the incentive compensation payable to each of the senior executives in accordance with the performance criteria in the annual incentive award guidelines as approved by the Compensation Committee for that year;

•	review and analysis of the performance criteria for performance shares to be granted as long-term compensation in the current year in view of the long-term corporate goals and objectives;

•	calculation of the results of performance criteria and corresponding awards under maturing performance shares;

•	estimate of the value of equity compensation in accordance with generally accepted accounting principles in the United States;

•	analysis of the performance criteria in the annual incentive award guidelines for the current year in light of current corporate goals; and

•	analysis of the form and mix of the compensation elements included in our executive compensation.

Our Chief Executive Officer recommends to the Compensation Committee the appropriate compensation for executive officers other than himself within the compensation framework established by the Compensation

Committee. The Chief Executive Officer has access to the compensation consultant’s reports when making these recommendations. We review these recommendations at a Compensation Committee meeting usually held in February after the financial results of the prior year are reasonably certain. We receive the recommendations of the Chief Executive Officer together with supporting material, and we review this information along with the report of the compensation consultant. After analyzing the information, we make our decisions and transmit them to the full board through the minutes of the Compensation Committee. We accepted the recommendations of the Chief Executive Officer for the current year and all years covered in the Summary Compensation Table.

Our senior management makes no recommendations with respect to the compensation of the Chief Executive Officer. Our charter vests the Compensation Committee with the exclusive responsibility for making recommendations for both the base salary of the Chief Executive Officer and for the opportunity for payment of annual incentive compensation and long-term incentive compensation to the Chief Executive Officer. All of our recommendations with respect to the Chief Executive Officer’s compensation, which are subject to approval by the independent directors under our charter, were unanimously approved by the independent directors on our Board of Directors for the current year and all years reflected in the Summary Compensation Table.

Chief Executive Officer

W. Stancil Starnes has been our Chief Executive Officer since July 2007. The Summary Compensation Table reflects the compensation paid to Mr. Starnes for 2013, 2014 and 2015 pursuant to his employment agreement with the Company. The employment agreement provides that Mr. Starnes will be paid a base salary to be fixed annually by the Board of Directors; that he will be eligible for annual incentive compensation based on corporate objectives consistent with the criteria established for our other executives; and that he will be granted long-term incentive compensation having a value on each date of grant of not less than $500,000. The Compensation Committee and the independent directors approved compensation for Mr. Starnes consistent with these terms, as described in the following discussion.

Base Salary

Base salary for our executives is established and adjusted according to the following criteria: areas of responsibility; experience; company expense objectives; annual rate of inflation; and individual performance. For 2016, the Compensation Committee increased Mr. Starnes’ base salary by approximately 3.0% to a per annum rate of $956,666 effective April 1, 2016. We also provided our other executives a 3.0% increase in the per annum rate of their respective base salaries effective April 1, 2016.

Annual Incentive Compensation

From 2009 to 2013, annual incentive awards for executives were made under the 2008 Annual Incentive Plan. In 2013, our stockholders approved the ProAssurance Corporation 2014 Annual Incentive Compensation Plan which included substantially the same terms as the 2008 plan. Both plans are designed to permit annual incentive awards to qualify as performance-based compensation under Internal Revenue Code Section 162(m). Under Section 162(m), no federal income tax deduction is allowed for annual compensation in excess of $1 million paid to the Chief Executive Officer and other executives named in the Summary Compensation Table included in our proxy statement unless the excess compensation is performance-based compensation as defined in the Code and supporting regulations. Annual incentive compensation awards for 2013 as reflected in the summary compensation table in this proxy statement were paid under the 2008 Annual Incentive Plan. The annual incentive awards for 2014 and 2015 were paid under the 2014 Annual Incentive Plan. The annual incentive compensation for our Chief Executive Officer as reflected in the Summary Compensation Table was structured to qualify as performance-based compensation under Internal Revenue Code Section 162(m).

Our annual incentive compensation program provides significant “at risk” compensation opportunities for our executives and other selected key employees. The “at risk” compensation is paid only if the company achieves certain predetermined performance targets that are developed as described herein and designed to produce operating results that enhance the value of the organization.

Annual incentive award targets are established during the first quarter for the current year and are expressed as a percentage of base salary. Thus, the annual incentive compensation program assumes a base salary that is competitive in the market. The Compensation Committee establishes performance goals for annual incentive compensation for our executives and other key employees. The Compensation Committee, with the assistance of its compensation consultant, considers whether our performance goals are reasonable in comparison with the performance measures used by the insurance industry and the likelihood that the performance goals may cause executives to assume material risks in order to achieve their performance goals. For years prior to 2014, individual performance was considered along with corporate performance for executives other than our Chief Executive Officer; annual incentive compensation in 2014 and thereafter for all our executives is based solely on objective corporate performance goals (with discretion to award less than the indicated award amount).

The Compensation Committee assigns a weighted percentage for each of the performance goals. Annual incentive awards are subject to increase or decrease to the extent actual performance is greater or less than each target performance goal within a range of the performance goal as established by the Compensation Committee. The Compensation Committee uses these weighted performance goals to determine the annual incentive award for our Chief Executive Officer. Our Chief Executive Officer recommends annual incentive awards for the other executives pursuant to the weighted performance goals established by the Committee. The recommendations of the Chief Executive Officer are subject to review and modification by the Compensation Committee. The Compensation Committee determines that the goals and incentives are set at levels that are reasonable and consistent with past practice, relate to the sound financial management of ProAssurance, and do not involve unnecessary or excessive risk that would threaten the value of ProAssurance.

In 2013 we used the following performance measures to determine annual incentive compensation: return on equity; book value growth; combined ratio performance; achievement of the Company’s retention goal; new premium; and individual performance. A summary of the weighted percentage for each of the performance criteria and the performance guidelines follows:

	Return on Equity	Book Value Growth	Combined Ratio	Retention Goal	New Premium	Individual Goals/ Evaluations
CEO	10%	10%	60%	10%	10%	N/A
Other Executives	10%	10%	40%	10%	10%	20%

Return on Equity — Return on equity (ROE) is a commonly used annual measure that measures profitability of a company by reflecting as a ratio the amount of earnings generated with the stockholders’ equity. We compute ROE by dividing annual net income by the average of beginning and ending stockholders’ equity.

Book Value Growth — Book value growth is commonly used to measure annual growth. We determine book value growth on a per share basis and use it to measure annual growth by dividing the stockholders’ equity at the beginning and end of each year (excluding adjustments for unrealized gains and losses but including adjustments to account for dividends declared during the year) by the number of our outstanding shares on each of those dates.

Combined Ratio Performance — The combined ratio is included as a performance measure because it is a traditional measure of “bottom line” economic success for a property and casualty insurance company that does not directly equate to forecasting earnings if publicly disclosed. Our combined ratio is the sum of our loss ratio and expense ratio based on our GAAP annual income statement.

Retention Goal — The retention goal focuses on the overall retention rate of insureds. Our focus on this element is on the long-term need to maintain a loyal policyholder base for our business.

New Premium — New premium measures the amount of premiums that were not previously being written by our insurance subsidiaries (it does not include premium added by acquisition).

Individual Performance — This element involves a subjective evaluation of individual performance, which is principally based on the evaluation and recommendation of the Chief Executive Officer. The incentive compensation for the Chief Executive Officer has been based exclusively on corporate performance in order to preserve deductibility under Internal Revenue Code Section 162(m) and because the Compensation Committee believes that corporate performance is the most appropriate measurement for that position.

For each of these performance goals, we establish guidelines in the form of a target amount; a threshold amount; and a maximum amount. If the target amount is achieved the weighted percentage assigned to the performance goal is earned. No credit is given if the performance does not meet the threshold for the performance goal; less than the full weighted percentage is assigned to a performance goal if the performance is between the threshold amount and the target amount; and if the performance is greater than the target amount, more than the full weighted percentage is assigned to the performance goal not to exceed the maximum.

In 2014 and 2015 we slightly modified these measures to combine “Retention” and “New Premium” into a single measure for “Gross Written Premium”. The Gross Written Premium measure will include premium from all lines of business including Lloyd’s Syndicate 1729 and the weighted percentage of this performance measure is 10% as compared to the weighted percentages of 10% for Retention and 10% for New Premium used in 2013. The ROE and Book Value Growth performance were assigned an additional 5% to each of their respective weighted percentages used in 2013. In addition, we have eliminated Individual Performance as a measure for executive officers of ProAssurance (including the Presidents of our operating divisions). We have assigned the weighted percentage previously attributable to individual performance to the Combined Ratio performance measure for our executives. The modified weighted percentage for each of the performance criteria and the performance guidelines in 2014 and 2015 follows:

	Return on Equity	Book Value Growth	Combined Ratio	Gross Written Premium
CEO	15%	15%	60%	10%
Executive Vice President	15%	15%	60%	10%
Presidents of Operating Divisions*	N/A	N/A	100%	N/A

*	The annual incentive awards for the presidents of Medmarc Group and Eastern Group are based entirely on their respective Combined Ratios. The annual incentive award for the president of PICA Group is based on its Combined Ratio with a weighted percentage of 90% and its retention with a weighted percentage of 10%.

In 2013, the percentage of base salary to be paid to the Chief Executive Officer as his target annual incentive compensation was 135% of base salary, and the target for the other executives was 85% of base salary in each of those years. The annual incentive awards for 2013 included an overlay that allowed our executives an opportunity to increase annual incentive compensation. This additional incentive compensation opportunity was based upon the five performance measures used in the calculation of the annual incentive awards (ROE, Book Value Growth, Combined Ratio, Retention and New Premium). The overlay provided additional annual incentive compensation if the sum of the points awarded for the achievement of these performance measures exceeded the sum of the points required for the executive to earn his or her target level for annual incentive compensation. For 2013, executives were eligible for an increase in annual incentive compensation to a maximum of 165% of base salary for the Chief Executive Officer and an increase to a maximum of 110% of base salary for the other executives. If the sum of the points awarded for achievement of the five performance measures was more than the sum of the points required for the executive to earn the target level of each objective performance measure, the Chief Executive Officer and each of the other executives were entitled to increase the percentage of base salary to be paid as annual incentive compensation by one percentage point for each point above the sum of the target level points for the performance measures up to the maximum percentage.

In 2014, we modified our annual incentive guidelines to eliminate the overlay and simplify the calculation of annual incentive compensation. The Compensation Committee will continue to establish an annual incentive award expressed as a percentage of base salary for the Chief Executive Officer and each of the executives. For 2014 and 2015, the target incentive opportunity for our CEO and other executives is as follows:

	Threshold	Target	Maximum
CEO	100%	150%	200%
ProAssurance Executive Vice Presidents	60%	90%	120%
President PICA Group	50%	75%	100%
President Eastern Group	10%	40%	70%
President Medmarc Group	17.5%	35%	52.5%

The Compensation Committee will continue to assign a target level for each performance measure as well as a threshold level and a maximum level. If the target is satisfied, 100% of the weighted percentage attributable to the performance measure is assigned for that measure. If the target for each performance measure is satisfied, then the sum of the weighted percentages for the performance measures will be the “target” percentage of base salary reflected in the above table; if the threshold is satisfied for each performance measure, then the sum of the weighted percentages for the performance measures will be the “threshold” percentage of base salary reflected in the above table; and if the maximum is satisfied for each performance measure, then the sum of the weighted percentages for the performance measures will be the “maximum” percentage of base salary reflected in the above table. We interpolate the percentage assigned to a performance measure if the performance is between the threshold and the target, or between the target and the maximum. Performance below the threshold level for any performance measure results in no percentage being attributed to that performance measure; and performance above the maximum level for any performance measure is subject to a cap in the percentage assigned to that measure.

For 2016, we modified the performance measures to provide that the exclusive performance measures for the annual incentive compensation of our Chief Executive Officer, Chief Financial Officer and our General Counsel will be Return on Equity, Combined Ratio and Gross Written Premium, in each case for ProAssurance and its consolidated subsidiaries. The annual incentive compensation for the Presidents of HCPL Group and Eastern Group operating divisions will use these performance measures for one-half of their annual incentive compensation, and the remaining one-half of their annual incentive compensation will be based on performance measures for the specific operating division. For the President of the PICA group, the annual incentive compensation for 2016 will be based upon metrics specific to the PICA Group. With the retirement of Mary Todd Peterson as president of the Medmarc Group in 2016, we made no grants of annual incentive compensation to an executive officer with respect to the Medmarc operating division for 2016.

For 2016, we eliminated Book Value Growth as a corporate performance measure for annual incentive compensation for all executives because we do not believe year-over-year comparability of book value reflects management’s performance due to our Board’s capital management program in recent years, including quarterly and special dividends and the repurchase of our shares at prices above book value. For our operating divisions, we set the target annual incentive compensation for the President of HCPL Group and the President of Eastern Group at the same percentage of base salary assigned to our Executive Vice Presidents (90% of base salary); we established separate performance measures for the HCPL Group; and we modified the performance measures for the Eastern Group. The performance measures of the HCPL Group and their respective weighted percentages are as follows: HCPL Combined Ratio — 27.5%, HCPL Retention — 8.5%, HCPL Pricing — 8.5%, and HCPL New Premiums — 5.5%; and the performance measures for Eastern Group and their respective weighted percentages are as follows: Eastern Combined Ratio — 4.5% and Eastern Segregated Portfolio Cell Income — 5%. We made no changes to either the annual incentive compensation target or the performance measures for the President of the PICA Group.

Long-term Incentive Compensation

Our long-term incentive compensation, which currently consists of performance shares and restricted stock units or RSUs, is intended to align the interests of our executives with the interests of our stockholders by rewarding long-term corporate performance and increases in share value. We believe that the performance shares and RSUs align the interests of our executives with those of the stockholders by providing equity compensation based on our long-term objective of growth in stockholder value. Our Compensation Committee has established award agreements for performance shares and RSUs in accordance with our 2008 and 2014 equity incentive plans that require a three-year vesting period. Performance shares are earned if corporate value is enhanced through achievement of performance measures over the three-year vesting period. Further, the RSUs enhance executive retention as executives will have an incentive to remain employed during the three-year vesting period to obtain the RSUs even if we are not able to meet the long-term performance measures.

We also believe an effective long-term incentive compensation program is necessary to attract and retain well-qualified and experienced executives and other key employees. In establishing the amount of our annual grants of long-term incentive compensation, we consider past practice, recommendations of the compensation consultant and the value of the award (including the value attributable to the award for financial reporting purposes). We monitor the level of awards based on the findings of our compensation consultant, and we believe that our long-term incentive opportunities are appropriate when compared to awards made available to executives at our peer companies.

Our practice has been to make long-term incentive grants to our current executives and other key employees at the first meeting of the Compensation Committee in each fiscal year, which is usually held in February after the financial results of the prior year are reasonably certain. Where a market price is required, long-term grants are priced on a date after our financial results for the prior year have been released. We believe that pricing the grants at this time is most appropriate because the market is then in possession of our earnings and any other material information. We occasionally make long-term grants at other meetings of the Board of Directors, for example, when we retain new senior-level executives.

Our grants of long-term incentive compensation have consisted of approximately two thirds performance shares and one third RSUs with the number of units of each depending upon the executive’s position in the organization. Beginning in 2015, long-term equity awards to most officers or employees other than the Chief Executive Officer, the Executive Vice Presidents, and the Presidents of our operating divisions consist entirely of RSUs. Each RSU is equal to one share of Common Stock and is subject to a restricted period of approximately three years from the date of grant. RSUs vest after the restricted period if the grantee remains continuously employed with ProAssurance or a subsidiary during the restricted period unless sooner vested upon termination by reason of death, disability, or for good reason. We may, however, elect not to grant RSUs to some or all of our Named Executive Officers because RSUs do not constitute performance-based compensation under Internal Revenue Code Section 162(m).

Performance shares are based on pre-established performance criteria that must be achieved over a period of three years. Each executive is granted a target and a threshold and maximum award expressed as a number of shares of our Common Stock. In 2013 and 2014, the measures for performance shares for our Chief Executive Officer and our Executive Vice Presidents were Stock Performance (Total Return) and Economic Value Added (Book Value Growth). In 2015 and 2016, we modified our performance measures to replace Economic Value (Book Value Growth) with Consolidated Combined Ratio, which is the customary metric to measure operational success of a property and casualty insurance company. A description of these performance measures follows:

•

Stock Performance (Total Return) — Stock performance is measured by total return in comparison to the SNL Property/Casualty Insurance Index, which is the index we have used to compare our performance to other public insurance companies. If performance is equal to the index, the minimum award is earned; if our stock performance is 10% greater than the index, the target award is achieved; and, if our stock performance is 20% greater than the index, the maximum award is achieved. If our stock performance is less than the index, no performance shares are awarded under this measure.

•

Economic Value Added (Book Value Growth) — Economic value-added measures the compound annual growth rate, or CAGR, in book value per common share (excluding adjustments for unrealized gains and losses but including adjustments to account for dividends declared during the year). If CAGR is equal to at least 10%, the target award is earned. If CAGR is equal to at least 5%, the threshold award is earned and if CAGR is equal to 15% or more, the maximum award is earned. If CAGR is less than 5%, no performance shares are awarded of pursuant to this measure.

•

Consolidated Combined Ratio — The combined ratio measure is determined by using the weighted average of the GAAP consolidated combined ratio of ProAssurance and its subsidiaries for each of the calendar years in the performance period. If the average consolidated combined ratio is not above 96%, the target award is earned; if the average consolidated combined ratio is not more than 100%, then the threshold award is earned; and if the average consolidated combined ratio is not more than 92% (for 2015 grants) or 88% (for 2016 grants), the maximum award is earned.

In 2013 and 2014, the performance measures for performance shares granted to the Presidents of our operating divisions include the Stock Performance Measure and a performance measure based on the combined ratio of their respective operating division as follows:

	Threshold	Target	Maximum
PICA Group	100% or above	96%	90% or below
Medmarc Group	100% or above	97%	94% or below
Eastern Group	93% or above	88%	83% or below

Beginning in 2015, the performance shares granted to the Presidents of our operating divisions, are based on the same corporate-wide performance measures that we use for our Chief Executive Officer and Executive Vice Presidents, namely Stock Performance and Consolidated Combined Ratio.

Performance shares are paid to executives if the Compensation Committee finds that either of the performance measures is met in the measurement period. For years included in the Summary Compensation Table, the minimum award was 75% of the target award and the maximum award was 125% of the target award. In 2016 the Compensation Committee reviewed a summary of the ranges for long term equity awards by companies in our peer group as compiled by TCS and determined that our payout range was narrower than the median for the peer group. Beginning in 2016, threshold award will be 50% of the target if the threshold performance measure is achieved, and the maximum award will be 200% of the target if the maximum performance measure is achieved.

If both of the performance measures are achieved, performance shares are awarded based on the better result on the two measures during the performance period. Performance shares for results falling between the stated measures are interpolated. If an executive terminates employment prior to the expiration of the performance period by reason of retirement or resignation for “good reason” as defined in the award documents, a portion of the performance shares granted in the calendar years ending before the termination of employment may be paid based on service during the performance period if the Committee finds that the performance criteria had been satisfied at the end of the year preceding termination of employment. Upon a change of control of ProAssurance or termination by reason of death or disability, performance shares are payable to executives at the target level.

We reduced the value of performance shares and RSUs granted as long term incentive compensation to our executives in each of 2015 and 2016 as compared to the value of the grants of long term incentive compensation in the prior year. The grant date value of performance shares (at target level) and RSUs granted to our CEO and other executives in each of 2015 and 2016 is approximately 15% less than the value of the grants in the prior year. The reduction in value for the current year is attributable to the year-over-year reduction in our operating income and marginal deterioration in our consolidated combined ratio.

Long term incentive compensation granted to executives in the years 2013 was granted under the 2008 Equity Incentive Plan and share compensation for performance shares and RSUs granted prior to 2013 will be paid from the shares reserved under the 2008 plan. In 2013, our stockholders approved the 2014 Amended and Restated Equity Incentive Compensation Plan that replaced the 2008 Equity Incentive Plan. Beginning in 2014, long-term incentive compensation awards have been and will be granted under the 2014 plan. The 2014 Amended and Restated Equity Incentive Compensation Plan was designed so that options and performance shares granted to executives may qualify as performance-based compensation under Internal Revenue Code Section 162(m). RSUs will not qualify as performance-based compensation under Internal Revenue Code Section 162(m).

Stock Ownership Policies

Our Board has adopted stock ownership targets for our directors and executive officers to further align their interests with those of our stockholders. The level of stock ownership for our executives varies by position and their stock ownership targets are as follows: five times base salary for our Chief Executive Officer; three times base salary for Executive Vice Presidents of ProAssurance; and two times base salary for Presidents of our operating divisions. In addition, for awards granted after 2010, our executives must agree in writing to hold shares of our stock issued pursuant to stock-based awards for a minimum of one year from the date of issue. We have adopted an anti-hedging policy for our executives and other employees with respect to their ownership of our common stock to comply with the Dodd–Frank Wall Street Reform and Consumer Protection Act, and we intend to review this policy to address the transactions identified in proposed Item 407(i) of Regulation S-K if adopted by the SEC.

Recoupment of Incentive Compensation

Our Board of Directors has established a recoupment requirement (a “clawback”) for incentive compensation as required by the Dodd–Frank Wall Street Reform and Consumer Protection Act. This clawback requires current and former executive officers to repay erroneously awarded incentive compensation to the extent the award is based on financial statements that are required to be restated due to material non-compliance with any financial reporting requirement. This clawback is to be applied whether or not there is misconduct and requires a three-year “look back” period. The clawback has been in effect for incentive compensation paid for years beginning after 2010, and we have incorporated the clawback in the 2014 Annual Incentive Plan and the 2014 Amended and Restated Equity Incentive Plan and in all performance share agreements going forward. We intend to monitor clawback requirements that may be implemented by the NYSE if SEC Proposed Rule 10D-1 is adopted.

2011 Stock Ownership Plan

On December 1, 2010, our Board of Directors, on the recommendation of the Compensation Committee, adopted a stock purchase plan known as the ProAssurance Corporation Stock Ownership Plan (the “Stock Ownership Plan”). The Stock Ownership Plan is available to our employees and directors who have at least six months of service.

Matching grants under the Stock Ownership Plan are issued to employees as awards of RSUs under the 2014 Amended and Restated Equity Incentive Plan. Shares purchased under the Stock Ownership Plan and shares issued pursuant to the RSUs awarded as matching grants under the plan will be paid from the shares reserved under the 2014 Amended and Restated Equity Incentive Plan.

Other Compensation

Executive perquisites are not intended to be a material element of compensation for executives. Our executives participate in our qualified retirement plan on terms generally available to our employees. In addition, we have adopted a non-qualified deferred compensation plan for executives and other highly compensated employees that provides for a matching contribution with respect to deferrals by employees whose base compensation exceeds the compensation limit established by the Internal Revenue Code for qualified retirement plans. The matching contributions are comparable to the employer contributions to our qualified retirement plan within the compensation limits under the Internal Revenue Code.

Post-termination and Change of Control Compensation

We offer executives severance compensation in the event we terminate the executive without cause or the executive terminates his or her employment for good reason. The severance agreements are intended to aid in recruitment and retention of qualified executives. We believe our severance benefits for executives are appropriate and do not present a risk to our company.

We believe that severance protection, particularly in the context of a change of control transaction, plays a valuable role in attracting and retaining key executives. Although we occasionally elect to engage our senior executives under employment agreements, our general approach has been to avoid employment agreements and to rely on severance agreements to define the terms of severance when an executive is involuntarily terminated without cause or elects to terminate for good reason. In change of control situations, severance agreements provide key executives with a level of comfort that allows them to devote their energies to the completion of the transaction for the benefit of the stockholders. In other situations, severance agreements facilitate changes in management by providing for a clean departure of terminated executives with a pre-negotiated set of benefits that are acceptable to all parties.

We have provided for severance benefits in the employment agreement with Mr. Starnes and in severance agreements with other key executives (including our other Named Executive Officers) in the amounts reflected in the table which begins on page 45 of this proxy statement. Each arrangement is described briefly below and in detail in “Payments on Termination and Change of Control.”

The terms of the severance agreements with our key executives generally provide for severance compensation in an amount equal to the executive’s base salary and average annual incentive compensation if we terminate the executive without cause or the executive resigns for good reason. However, an executive will be entitled to twice that amount if the executive is terminated without cause or resigns for good reason within two years after the occurrence of a change of control. The severance agreements retain the “double trigger” for the payment of the increased benefits, e.g. a change of control must occur and the executive must be terminated without cause or must terminate for good reason after the change of control. All executives are required to sign a general release of claims as a condition to the receipt of severance benefits, and all the agreements include a covenant not to compete with our insurance subsidiaries for a period of not less than one year. Severance compensation is paid in monthly installments during the life of the covenant and is subject to forfeiture upon a breach of the covenant.

In 2015, we amended the employment agreement with Mr. Starnes to provide for the payment of severance benefits in a similar format as other executives and to modify the amount of his severance benefits to an amount equal to the product of three times the sum of his current base salary and his average annual incentive compensation paid for the past three years. His employment agreement, which was negotiated prior to his employment in 2007, had provided for severance compensation to be paid upon termination of employment without cause or for good reason or upon a change of control in an amount equal to the base salary over the remainder of the term (which was approximately three years at the time of the amendment). The 2015 amendment eliminated the single trigger for payment of severance compensation upon a change of control and eliminated the gross-up for the excise tax on “excess parachute payments” imposed by Internal Revenue Code Sections 280G and 4999.

We entered into a Retention and Severance Compensation Agreement with Mary Todd Peterson and other executives of Medmarc Casualty Insurance Company in connection with our acquisition of Medmarc on January 1, 2013, and we executed similar Retention and Severance Compensation Agreements with Michael L. Boguski and other executives of Eastern Insurance Holdings, Inc. in connection with our acquisition of Eastern on January 1, 2014. Ms. Peterson was president of Medmarc at the time of its acquisition, and Mr. Boguski was president of Eastern at the time of its acquisition. We entered into these agreements to compensate the Medmarc and Eastern executives for their continued employment and agreement not to compete with the acquired businesses. Beginning in 2014, Ms. Peterson and Mr. Boguski are considered executives of ProAssurance due to the realignment of our executives announced in January 2014. A description of the terms of Mr. Boguski’s severance compensation is included under the caption “Employment and Severance Agreements” beginning on page 42 and a description of Ms. Peterson’s severance compensation is included under the caption “Transactions with Related Persons” beginning on page 51.

In accordance with the resolutions regarding executive compensation adopted by the Board in December 2010, we do not plan to execute a new agreement with an executive officer that includes a gross-up for the excise tax imposed by Internal Revenue Code Sections 280G and 4999, or that includes an obligation to reimburse executive officers for such excise tax, nor do we plan to execute a new agreement with an executive officer that includes any “single trigger” change of control features similar to a lump sum cash payment payable upon the occurrence of only a change of control of ProAssurance. The Board’s action does not change, alter or amend any employment agreement or other agreement with an executive officer that was in effect prior to December 1, 2010.

As a result of a pre-existing agreements, we are currently required to reimburse certain executives for the excise tax that is payable by the executives if the severance benefits paid after a change of control are deemed to be “excess parachute payments” under Internal Revenue Code Section 280G. Although the severance benefits payable after a change of control for our executives are substantially below the threshold of three times annual compensation, the calculation of severance benefits for purposes of Internal Revenue Code Section 280G includes the value of benefits accelerated on a change of control under other compensation arrangements. The Retention and Severance Compensation agreements executed since 2010, including those executed in connection with the acquisitions of Medmarc and Eastern, do not include either an obligation to reimburse the executives for the excise tax under Internal Revenue Code Sections 280G and 4999 or a “single trigger” for severance compensation on a change of control. As indicated above, the amendment to Mr. Starnes’ employment agreement eliminated the reimbursement for the excise tax under Internal Revenue Code Sections 280G and 4999 and eliminated the “single trigger” for payment of severance compensation on a change of control.

Report of Our Compensation Committee

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

Robert E. Flowers, M.D., Chairman

M. James Gorrie

John J. McMahon, Jr.

March 25, 2016

Compensation of Executive Officers

The following table sets forth a summary of the compensation paid or accrued by ProAssurance and its subsidiaries during the last fiscal year with respect to ProAssurance’s principal executive officer, principal financial officer and the three other most highly compensated persons considered to be executive officers or their equivalent. The individuals required to be included in the table are referred to as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2)(3)(4) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(6) ($)	Total ($)
W. Stancil Starnes Chief Executive Officer and Chairman(1)	2015 2014 2013	924,622 906,115 879,723	— — —	1,185,610 1,395,190 1,414,067	— — —	1,374,627 1,615,585 1,463,015	— — —	155,053 153,313 153,087	3,639,912 4,070,203 3,909,891

Edward L. Rand, Jr. Chief Financial Officer and Executive Vice President	2015 2014 2013	516,335 496,643 456,779	— — —	595,285 700,090 592,562	— — —	460,579 541,110 506,428	— — —	70,337 68,137 62,731	1,642,536 1,805,980 1,618,500

Howard H. Friedman Executive Vice President	2015 2014 2013	556,833 543,269 512,908	— — —	595,285 700,090 592,562	— — —	496,703 583,550 577,500	— — —	67,424 68,411 65,643	1,716,245 1,895,320 1,748,613

Jeffrey P. Lisenby General Counsel and Executive Vice President	2015 2014 2013	379,659 364,231 325,577	— — —	595,285 700,090 381,166	— — —	338,661 397,875 368,500	— — —	56,811 54,855 50,357	1,370,416 1,517,051 1,261,100

Michael L. Boguski President of Eastern	2015 2014	444,053 436,516	— —	358,014 420,045	— —	220,395 176,494	— —	358,846 400,252	1,381,308 1,433,307

(1)	Management directors of ProAssurance do not receive any additional compensation, whether cash, stock or otherwise, in their capacity as directors.

(2)	The matching RSUs granted under the 2011 Stock Ownership Plan are treated as stock awards in the Summary Compensation Table and the dollar value corresponds to the shares of stock underlying the RSUs. The 2011 Stock Ownership Plan allows employees and directors to elect to make payroll deductions to purchase our Common Stock in an amount not to exceed $5,000 in a twelve month period ending September 30 in each year. The participant is granted one RSU for each share purchased with the participant’s contributions. RSUs are equal in value to one share of Common Stock and will vest upon the sooner of three years continuous employment or termination of employment by reason of death or disability or for good reason. The value of each RSU granted under the 2011 Stock Ownership Plan reflects the value of one share of Common Stock on date of grant. Messrs. Starnes, Rand, Friedman and Lisenby each received grants valued at $4,960 in 2015 representing 100 RSUs at a price of $49.60 per share on October 5, 2015, $4,990 in 2014 representing 112 RSUs at a price of $44.55 per share on October 6, 2014, and $4,967 in 2013 representing 114 RSUs at a price of $43.57 per share on October 7, 2013, and Mr. Boguski received grants valued at $3,819 in 2015 representing 77 RSUs at a price of $49.60 per share on October 5, 2015, and $2,985 in 2014 representing 67 RSUs at a price of $44.55 per share on October 6, 2014.

(3)

The performance shares are also treated as stock awards in the Summary Compensation Table. The performance shares granted are earned if one of the two criteria is achieved during the period ending three years after the award is granted, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if the performance level has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period. The value of performance shares represents the value for the shares expected to be earned based on their closing market price on the date of the award ($46.30 on February 25, 2015; $46.34 on February 21, 2014; and $46.97 on February 21, 2013) as follows: Mr. Starnes — $1,180,650 in 2015, $1,390,200 in 2014, and $1,409,100 in 2013; each of Messrs. Rand and Friedman, — $393,550 in 2015, $463,400 in 2014, and $391,730 in 2013; Mr. Lisenby — $393,550 in 2015, $463,400 in 2014, and $240,486 in 2013; and Mr. Boguski — $236,130 in 2015 and $347,550 in 2014. The amounts do not correspond to actual value that will be recognized by the Named Executive Officers, which depends on the achievement of the specified performance criteria over the performance period and the market value of a share of ProAssurance Common Stock at the end of the performance period. The performance criteria are discussed in the Compensation Discussion and Analysis beginning on page 23 of this proxy statement.

(4)	RSUs granted as long term incentive compensation are also included as stock awards in the Summary Compensation Table. Each RSU is equal in value to one share of Common Stock and will vest upon the sooner of three years of continuous employment or termination of employment by reason of death or disability or for good reason. The value of the RSUs granted as long term incentive compensation are based on the value of a share of our Common Stock on the date of the award ($46.30 on February 25, 2015; $46.34 on February 21, 2014; and $46.97 on February 21, 2013) as follows for each of Messrs. Rand and Friedman — $196,775 in 2015, $231,700 in 2014, and $195,865 in 2013; and Mr. Lisenby — $196,775 in 2015, $231,700 in 2014, and $136,213 in 2013; and Mr. Boguski — $118,065 in 2015 and $139,020 in 2014. Mr. Starnes has not received any RSU grants as long-term incentive compensation since 2009. The amounts do not correspond to actual value that will be recognized by the Named Executive Officers which depends on the market price of a share of Common Stock at the end of the vesting period.

(5)	The Non-Equity Incentive Plan Compensation reflects the amount paid under the ProAssurance Corporation Annual Incentive Award Guidelines for 2015, 2014, and 2013. The non-equity incentive plan compensation payable to Named Executive Officers is denominated in dollars and is payable in cash and Common Stock. Awards of annual incentive compensation for a year are made in the first quarter of the following year after the financial information for the preceding year is available. The shares of Common Stock awarded in 2013 were issued as stock awards under the ProAssurance Corporation 2008 Equity Incentive Plan and are valued at the closing price of a share on the NYSE — $46.34 on February 21, 2014. The shares of Common Stock awarded in in 2015 and 2014 were issued as stock awards under the ProAssurance Corporation 2014 Amended and Restated Equity Incentive Plan and are valued at the closing price of a share on the NYSE — $49.10 on February 24, 2016 and $46.30 on February 25, 2015. The non-equity incentive plan compensation includes the following number of shares of Common Stock for the Named Executive Officers: Mr. Starnes — 14,000 shares in 2015, 17,446 in 2014 and 9,257 shares in 2013; Mr. Rand — 1,000 shares in 2015, 1,000 shares in 2014, and 500 shares in 2013; Mr. Friedman — 2,500 shares in 2015, 2,500 shares in 2014, and 2,423 shares in 2013; Mr. Lisenby — 1,000 shares in 2015, 1,000 shares in 2014 and 1,000 shares in 2013. Mr. Boguski did not receive any part of his annual incentive compensation payment in shares.

(6)	Other compensation in 2015 includes the amounts set forth in the following table:

	Qualified Retirement Plan ($)	Nonqualified Deferred Compensation Plan ($)	Bonus and Service Awards ($)	Perquisites ($)
W. Stancil Starnes	26,500	66,380	—	62,173
Edward L. Rand, Jr.	26,500	25,367	—	18,470
Howard H. Friedman	26,500	29,435	—	11,489
Jeffrey P. Lisenby	26,500	11,638	—	18,673
Michael L. Boguski	26,500	17,955	300,000	14,391

The perquisites include $48,612 for Mr. Starnes for personal use of the corporate aircraft as the aggregate incremental cost for his personal use. The compensation attributable to personal use was computed by multiplying the number of hours the airplane was used for his personal benefit by the amount of the variable expenses incurred in the use of the airplane per flight hour. The variable expenses per flight hour was calculated by dividing the total flight hours during each year into the sum of the variable expenses incurred (e.g., fuel, airport charges, travel and lodging expense for the crew during such year).

The perquisites for Mr. Boguski include $300,000 that was paid to him as retention compensation pursuant to the terms of the Retention and Severance Compensation Agreement which he executed in connection with the acquisition of Eastern. The terms of his agreement are described under the caption “Employment and Severance Agreements” on page 42 of this proxy statement.

GRANTS OF PLAN-BASED AWARDS

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payments Under Equity Incentive Plan Awards(3)			All Other Stock Awards; Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Stancil Starnes	2/25/15 2/25/15 10/5/15	— — —	— — —	1,374,627 — —	— 19,125 —	— 25,500 —	— 31,875 —	— — 112	— — —	— — —	— 1,180,650 4,960

Edward L. Rand, Jr.	2/25/15 2/25/15 2/25/15 10/5/15	— — — —	— — — —	460,579 — — —	— 6,375 — —	— 8,500 — —	— 10,625 — —	— — 4,250 100	— — — —	— — — —	— 393,550 196,775 490

Howard H. Friedman	2/25/15 2/25/15 2/25/15 10/5/15	— — — —	— — — —	496,703 — — —	— 6,375 — —	— 8,500 — —	— 10,625 — —	— — 4,250 100	— — — —	— — — —	— 393,550 196,775 4,960

Jeffrey P. Lisenby	2/25/15 2/25/15 2/25/15 10/5/15	— — — —	— — — —	338,661 — — —	— 6,375 — —	— 8,500 — —	— 10,625 — —	— — 4,250 100	— — — —	— — — —	— 393,550 196,775 4,960

Michael L. Boguski	2/25/15 2/25/15 2/25/15 10/5/15	— — — —	— — — —	170,395 — — —	— 3,825 — —	— 5,100 — —	— 6,375 — —	— — 2,550 77	— — — —	— — — —	— 236,130 118,065 3,819

(1)	Except for RSUs granted under the 2011 Stock Ownership Plan as described in Note (4) below, all awards were recommended by the Compensation Committee at its meeting on February 19, 2015 with a specified valuation date of February 25, 2015 (the date on which the window for the trading in ProAssurance common stock opened after the prior year-end earnings were released). As required by the Compensation Committee Charter, the independent directors approved the recommendation for the awards granted to the Chief Executive Officer at the meeting of the Board of Directors on March 3, 2015, and the Board of Directors also approved the recommendations for the awards granted to the other Named Executive Officers.

(2)	The amount reported represents the actual amounts paid to the Named Executive Officers for annual incentive compensation for 2015. The Compensation Committee uses certain performance criteria as a guideline in making its recommendations for annual incentive compensation. Each element of the performance criteria has a minimum achievement level. No incentive compensation is payable with respect to a performance criteria if a minimum is not achieved. The non-equity incentive plan awards are discussed in more detail in the following discussion.

(3)	The awards of performance shares are subject to the satisfaction of performance criteria and the grant date fair value of performance shares reflects the value of the shares expected to be earned if the performance criteria for the target level is met. The performance share awards are discussed in more detail the following discussion.

(4)	The stock awards include RSUs granted under the 2011 Stock Ownership Plan and RSUs granted as long term incentive compensation. The RSU awards are discussed in more detail in the following discussion.

We have awarded equity compensation to our Named Executive Officers under the following equity compensation plans.

The 2008 Equity Incentive Plan was approved by our stockholders at the 2008 annual meeting to replace the 2004 Equity Incentive Plan. The 2008 Equity Incentive Plan was designed to further our long-term growth profitability by offering proprietary interests in the company to those key officers, employees, consultants and directors who will be largely responsible for such growth, and to enhance our ability to retain such persons through long-term incentive compensation in the form of proprietary interests in ProAssurance. We reserved 2,000,000 shares of Common Stock for awards under the 2008 Equity Incentive Plan (4,000,000 shares after giving effect to the two for one stock split in 2012), which include the following types of equity-based awards: (1) performance shares; (2) stock options; (3) stock appreciation rights; (4) restricted stock; (5) restricted stock units or RSUs; and (6) other stock based awards. The number of shares of Common Stock reserved under the 2008 Equity Incentive Plan and outstanding awards are subject to adjustment to reflect any change in per share value of the Common Stock resulting from a stock split, stock dividend, spin off, rights offering or large non-recurring cash dividend on the shares. No participant may receive awards for more than 200,000 shares of our Common Stock (or their equivalent) in any year under the 2008 Equity Incentive Plan (increased to 400,000 after adjustments for the stock split). All grants of equity based incentive compensation after December 31, 2008, and prior to May 22, 2013, have been made under the 2008 Equity Incentive Plan.

On May 22, 2013, our stockholders approved the 2014 Amended and Restated Equity Incentive Plan (the “2014 Equity Incentive Plan”) as a replacement for the 2008 Equity Incentive Plan. Grants of equity based compensation after May 22, 2013 have been and will be granted under the 2014 Equity Incentive Plan. The 2014 Equity Incentive Plan reserves 3,000,000 shares of Common Stock for equity based awards granted under the plan. No participant may receive awards for more than 200,000 shares of our Common Stock (or their equivalent) in any year under the 2014 Equity Incentive Plan. The terms of the 2014 Equity Incentive Plan are substantially similar to the 2008 Equity Incentive Plan and incorporate into the plan document certain amendments and policies that we have implemented since 2008 in order to address changes in law and to provide operational and administrative improvements.

On December 1, 2010, the Board of Directors, on the recommendation of the Compensation Committee, adopted the 2011 Stock Ownership Plan. More information about the 2011 Stock Ownership Plan is described above in this proxy statement in Note 2 to the Summary Compensation Table.

Non-equity Incentive Plan Awards. The Non-equity Incentive Plan Awards reflect the right to receive incentive compensation for 2015 under the guidelines recommended by the Compensation Committee under the ProAssurance Corporation 2014 Annual Incentive Compensation Plan and ratified by the Board of Directors at its meeting in March 2015. The target for annual incentive awards expressed as a percentage of base salary and is earned if performance measures established by the Compensation Committee are achieved. The Compensation Committee assigns a target amount for each performance measure as well as a threshold amount and a maximum amount. Each performance measure is assigned a percentage share of the annual incentive compensation. If the target is satisfied, 100% of the weighted percentage attributable to the performance measure is assigned to that measure. Performance below the threshold for any performance measure results in no percentage being attributed to that performance measure; and performance above the maximum for any performance measure is subject to a cap in the percentage assigned to that measure. We interpolate the percentage assigned to a performance measure if the performance is between the threshold and the target, or between the target and the maximum. The performance measures for Mr. Starnes and Messrs. Rand, Friedman and Lisenby are based on corporate-wide performance and the performance measure for Mr. Boguski is based on performance of the Eastern Group like the presidents of our other operating divisions. The targets for annual incentive compensation for each of the Named Executive Officers for 2015 and the performance measures and their assigned percentages are described under “Executive Compensation — Annual Incentive Compensation” beginning on page 26 of this proxy statement. The threshold, target and maximum goals for each of the performance criteria in 2015 and the credit given for each of the corporate performance criteria are set forth below.

			Performance		Credit
Performance Criteria	2015 Threshold	2015 Target	2015 Maximum	2015 Actual	2015 Target Percentage	2015 Weighted Percentage
Return on Equity	4.1%	7.1%	10.1%	5.6%	15%	12.5%
Gross Written Premium CEO and Executive Vice Presidents	$775 million	$825 million	$875 million	$812 million	10%	9.13%
Book Value Growth CEO and Executive Vice Presidents	3.5%	5.5%	7.5%	4.15%	15%	11.63%
Combined Ratio
CEO and Executive Vice Presidents	100%	94%	81%	90.5%	60%	65.38%
President of Eastern	100%	90%	80%	90.6%	100%	95.5%

The annual incentive compensation paid to the Named Executive Officers in 2016 for 2015 is reflected in the Summary Compensation Table. The annual incentive compensation comprised the following percentages of base salary of the Named Executive Officers: Starnes — 148%; Messrs. Rand Friedman and Lisenby — 88.78%; and Mr. Boguski — 38.2%. We used the shares of Common Stock reserved for issuance under our 2014 Equity Incentive Plan to fund the stock portion of our annual incentive payments.

Equity Incentive Plan Awards. The Compensation Committee has granted performance shares to the Named Executive Officers and our senior executives. The performance shares are included in the Grants of Plan-Based Awards table as Estimated Future Payments under “Equity Incentive Plan Awards.”

A performance share is the equivalent of one share of Common Stock which becomes vested and non-forfeitable upon the attainment of performance objectives established by the Compensation Committee. The Compensation Committee establishes the performance objectives and the length of the performance period to attain such objectives at the time a performance share is awarded. The Compensation Committee may prescribe different conditions for different participants, but the performance objectives for performance shares awarded to a participant must relate to at least one of the objective criteria listed in the plan. Such criteria may be based on the performance of ProAssurance or a subsidiary or a business segment (either alone or on a comparative basis relative to other companies). The Compensation Committee determines whether the performance objectives for performance shares have been attained at the end of each participant’s performance period, or if one or more interim periods are authorized by the Compensation Committee, at the end of an interim period within the relevant performance period. If the Compensation Committee determines that such performance objectives have been obtained, the participant will be entitled to receive payment for each performance share in an amount equal to the value of one share of our Common Stock on the date of payment. In 2015, the Board of Directors, on the recommendation of the

Compensation Committee, granted performance shares to the Named Executive Officers. The performance criteria are described in the discussion under “Executive Compensation — Long-term Incentive Compensation” on page 30 of this proxy statement. The performance shares are payable if any of the performance criteria are met during the three year period ending December 31, 2017, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if the performance level has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period.

All Other Stock Awards. The shares reflected in the table under All Other Stock Awards include RSUs that are granted as matching grants under the 2011 Stock Ownership Plan and that are granted as a component of long term incentive compensation. The RSUs are denominated in shares of stock but no shares of Common Stock are actually issued to a participant at the time the RSUs are granted. The RSUs are payable in cash and shares of stock when they are vested. RSUs vest if a grantee remains continuously employed for a period of three years from date of grant unless sooner accelerated upon a change of control or upon termination of employment by reason of death, disability or termination for good reason. RSUs are granted under the 2014 Equity Incentive Plan except that RSUs granted in 2013 will be paid from shares reserved under the 2008 Equity Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Stock Awards
	Option Awards(1)					Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

W. Stancil Starnes	— — —	— — —	— — —	— — —	— — —	10/7/13-114 10/6/14-112 10/5/15-100	5,532 5,435 4,853	2/21/13-30,000 2/24/14-30,000 2/25/15-25,500	1,455,900 1,455,900 1,237,515

Edward L. Rand, Jr.	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	2/21/13-4,170 10/7/13-114 2/21/14-5,000 10/6/14-112 2/25/15-4,250 10/5/15-100	202,370 5,532 242,650 5,435 206,252 4,853	2/21/13-8,340 2/21/14-10,000 2/25/15-8,500 — — —	404,740 485,300 412,505 — — —

Howard H. Friedman	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	2/21/13-4,170 10/7/13-114 2/21/14-5,000 10/7/13-112 2/21/14-4,250 10/6/14-100	202,370 5,532 242,650 5,435 206,252 4,853	2/21/13-8,340 2/21/14-10,000 2/21/15-8,500 — — —	404,740 485,300 412,505 — — —

Jeffrey P. Lisenby	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	2/21/13-2,900 10/7/13-114 2/21/14-5,000 10/6/14-112 2/25/15-4,250 10/5/15-100	140,737 5,532 242,650 5,435 206,252 4,853	2/21/13-5,120 2/21/14-10,000 2/25/15-8,500 — — —	248,474 485,300 412,505 — — —

Michael L. Boguski	— — — —	— — — —	— — — —	— — — —	— — — —	2/21/14-3,000 10/6/14-67 2/25/15-2,550 10/5/15-77	145,590 3,252 123,751 3,737	2/21/14-6,000 2/25/15-5,100 — —	291,180 247,503 — —

(1)

The Stock Awards not vested reflect the number of RSUs granted as matching grants under the 2011 Stock Ownership Plan and as long term incentive compensation. The RSUs are denominated in shares of Common Stock but no shares are issued on the date of grant. Each RSU is payable in cash and shares of Common Stock in an amount equal to the market value of a share of Common Stock on the date of vesting. RSUs vest three years after the date of grant if the grantee is continuously employed by ProAssurance or a subsidiary unless vesting is accelerated upon a change of control of ProAssurance or upon termination of employment by reason of death, disability or good reason.

(2)	The Equity Incentive Plan Awards reflect the performance shares granted under the 2008 Equity Incentive Plan in 2013 and under the 2014 Equity Incentive Plan in 2014 and 2015. The performance shares vest if ProAssurance achieves performance criteria discussed under “Executive Compensation — Long-term Incentive Compensation” on page 30 of this proxy statement during the three year period commencing on the date of grant, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if any of the performance criteria has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period. The number of unearned performance shares assumes the Named Executive Officer will earn the target number of performance shares.

OPTION EXERCISES AND STOCK VESTED(1)

(During Last Completed Fiscal Year)

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
W. Stancil Starnes	—	—	33,130	(1)	1,535,244

Edward L. Rand, Jr.	—	—	9,209 4,407	(1) (2)	426,745 204,220

Howard H. Friedman	—	—	9,209 4,407	(1) (2)	426,745 204,220

Jeffrey P. Lisenby	—	—	5,653 3,065	(1) (2)	261,900 142,032

(1)	These “shares acquired on vesting” consist of performance shares previously granted under the 2008 Equity Incentive Plan that vested in 2015 upon satisfaction of the performance criteria at the end of the performance period. The value realized reflects the market price of the vested shares on the date of vesting. Performance shares were paid in shares of Common Stock net of the cash required for withholding.

(2)	These “shares acquired on vesting” consist of RSUs previously granted under the 2008 Equity Incentive Plan that vested in 2015 upon satisfaction of the restricted period. The value realized reflects the market price of the vested shares on the date of vesting. RSUs were paid in shares of Common Stock net of the cash required for withholding.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
W. Stancil Starnes	70,173	66,380	(20,510)	—	1,221,164
Edward L. Rand, Jr.	27,000	25,367	(6,614)	—	725,811
Howard H. Friedman	111,375	29,435	(15,635)	—	1,604,208
Jeffrey P. Lisenby	35,489	11,638	(1,409)	—	158,519
Michael L. Boguski	17,955	17,955	(322)	—	35,588

(1)	Registrant contributions are included in “Other Compensation” to Executives in the Summary Compensation Table.

Effective January 1, 2005, we adopted the Executive Nonqualified Excess Plan of ProAssurance Group (the “Deferred Compensation Plan”), for the benefit of eligible employees and directors. The employees eligible to participate in the plan are Vice Presidents and above of ProAssurance and any other employees whose annual compensation exceeds $95,000 (adjusted for future cost of living increases made to the similar dollar limit that applies to the definition of “highly compensated employee” found in the Internal Revenue Code).

Under the Deferred Compensation Plan, an eligible employee may elect to defer up to 75% of his or her base salary. A director may elect to defer up to 100% of his or her director fees or other cash compensation. Effective January 1, 2006, we amended our Deferred Compensation Plan to provide for additional matching employer contributions on behalf of employees whose base compensation exceeds our qualified plan’s compensation limit. For these employees, we match salary reductions in an amount up to 10% of the amount by which their base compensation exceeds the compensation limit.

Deferred amounts are contributed to the Deferred Compensation Plan and contributions are credited with deemed investment earnings as if they were invested in one or more designated mutual funds pursuant to an investment election made by the participants as of the date of deferral. Distributions under the plan are made upon termination of employment or service, death, disability, or upon a change of control. Distributions are made in a lump sum or annual installments over a period not exceeding 10 years as elected by the participant. A separate distribution election can be made with respect to each year’s deferrals and matching contributions.

Employment and Severance Agreements

The Board of Directors elected W. Stancil Starnes as Chief Executive Officer effective July 1, 2007. In connection with his employment as Chief Executive Officer, we entered into an employment agreement with Mr. Starnes effective May 1, 2007, which provided for the following:

•

a term of five years that extends automatically for an additional term of five years on each July 1 until July 1, 2013 (at which time the term will be fixed and will expire on June 30, 2018); on May 27, 2015, we amended the employment agreement to extend the expiration date to May 31, 2020;

•	a minimum base salary of $750,000 subject to annual increases at the discretion of the Board of Directors;

•

annual incentive compensation equal to 100% of base salary for 2007 (pro rata) and at least 100% of base salary for 2008; annual incentive compensation after 2008 is based entirely on performance criteria established by the Board of Directors consistent with the criteria for other senior executive officers;

•	one-time grant of options to purchase 100,000 shares of Common Stock at an exercise price equal to 100% of the market value on the effective date of July 2, 2007;

•

annual grant of equity compensation having an aggregate value of at least $500,000 based on the method ProAssurance uses to calculate compensation expense with respect to such awards for financial reporting purposes;

•	perquisites consistent with those provided to the prior Chief Executive Officer, including without limitation, up to 50 hours of personal use on the corporate airplane; and

•	severance payments upon a termination of employment and payments upon a change of control as discussed in more detail under the caption “Payments on Termination and Change of Control.”

We entered into a Retention and Severance Compensation Agreement with Michael L. Boguski and several other senior executives of Eastern Holdings, Inc. in connection with our acquisition of Eastern on January 1, 2014. Mr. Boguski was president of Eastern at the time of the transaction, and we entered into this agreement to compensate him for continuing as president of Eastern during the initial three years following the acquisition. In addition to base salary and incentive compensation, we agreed to pay Mr. Boguski a retention bonus in total amount of $1,200,000 payable in four installments of $300,000 each on June 30, 2014 and January 1 in each of 2015, 2016 and 2017 with each installment payment being conditioned upon his employment on the installment payment date. We have paid Mr. Boguski the first three installments. If we terminate him without cause or we terminate him for good reason before payment of the final installment, the amount of the installment will be included as part of Mr. Boguski’s severance compensation which is discussed in more detail under the caption “Payments on Termination and Change of Control.” Mr. Boguski’s agreement also includes a covenant not to compete that prohibits him from competing with Eastern’s workers’ compensation insurance business for three years after his termination of employment (reduced to two years after the initial term), and he will be paid as compensation for this covenant an additional sum of $600,000 payable in monthly installments during the three years following the initial term, subject to forfeiture only if Mr. Boguski’s employment is terminated for cause during the payment period or he violates the noncompetition covenant.

Payments on Termination and Change of Control

We have agreements with Mr. Starnes and our other Executive Officers that provide severance benefits if we terminate their employment for cause or if they voluntarily terminate their employment for “good reason.” They may assert good reason for, among other reasons, a material reduction in compensation or position or change in location of employment.

On May 27, 2015, we executed an amendment to the employment agreement of Mr. Starnes that modified severance benefits payable on termination of his employment and on a change of control. His employment agreement had provided that his severance compensation would be paid in an amount equal to his base salary through the termination date of his contract (June 30, 2018) if we terminated him without cause or he terminated for good reason. The agreement further provided that Mr. Starnes’ employment agreement would terminate and he would be paid an amount equal to his severance benefits in the event of a change of control. The amendment modified the severance benefits payable under Mr. Starnes’ employment agreement in the following respects:

•

The amendment modifies the method for the calculation of the amount of Mr. Starnes’ severance compensation by including a formula that is comparable to the formula used for the calculation of severance compensation of other senior executives. Instead of his severance compensation being dependent on the remaining term of the employment agreement, Mr. Starnes will be entitled to severance compensation in an amount equal to three times the sum of his current base salary and average annual incentive compensation paid to him for the prior three years.

•

The amendment provides that severance benefits will only be paid either on our termination of his employment for cause or his voluntary termination for good reason. We eliminated the “single trigger” for the payment of severance benefits on a change of control so that Mr. Starnes must terminate his employment for good reason or be terminated without cause after a change of control. However, we expanded the definition of good reason to include a material reduction in his position as chief executive officer within two years after a change of control.

•

The amendment eliminates our obligation to “gross up” Mr. Starnes’ severance benefits that his severance compensation will not be reduced by the excise tax imposed on “excess parachute payments” under Internal Revenue Code Sections 280G and 4999.

In 2008, we entered into Release and Severance Compensation Agreements with each of Messrs. Rand, Friedman and Lisenby. Absent a change of control, these agreements provide severance compensation to each of them in an amount equal to the sum of his annual base salary and his average annual incentive compensation over the prior three years. Under these agreements, Messrs. Rand, Friedman and Lisenby are entitled to additional severance benefits if we or our successor terminate them without cause or they terminate for good reason, in either case after a change of control. In such event, the severance compensation will be an amount equal to two times the sum of their annual base salary and average annual incentive compensation over the last three years. In addition, if payments made to these executives are after a change of control are deemed to be excess parachute payments under Internal Revenue Code 280G and subject to the excise tax imposed by Internal Revenue Code Section 4999, we will pay the executive such amount as will allow the executive to be fully reimbursed for all payments incurred by reason of the imposition of the excise tax and for all income taxes attributable to such reimbursement. These agreements renew annually at our option, but the executives may terminate for good reason if we elect to terminate the severance agreement prior to the executive reaching sixty-five years of age.

The Retention and Severance Compensation Agreement with Mr. Boguski includes an obligation to pay severance compensation if we terminate Mr. Boguski without cause or he terminates for good reason. The amount of severance compensation is equal to the sum of his annual base salary and average incentive compensation over the last three years plus the amount of any unpaid retention installments and any unpaid consideration for his covenant not to compete which are described above. Like the severance agreements with Messrs. Rand, Friedman and Lisenby, Mr. Boguski will be entitled to two times the sum of his annual base salary and average incentive compensation if he terminates his employment for good reason or he is terminated without cause within two years after a change of control, and he is entitled to terminate his employment for good reason if we elect not to renew and terminate his Retention and Severance Compensation Agreement.

Each of the agreements with Messrs. Starnes, Rand, Friedman, Lisenby and Boguski require the terminated executive to release us from all claims relating to his employment as a condition to the provision of severance benefits. These agreements also include a covenant not to compete that extends for a period one to three years depending upon the multiple used for determining the amount of severance compensation, e.g. if severance compensation is two times the sum of salary and average incentive compensation, the restricted period is two years. The severance compensation is payable in equal monthly installments over the duration of the restricted period. If an executive violates the covenant not to compete, we may terminate future installment payments of severance compensation.

On December 1, 2010, our Board of Directors adopted resolutions directing ProAssurance and its subsidiaries not to execute any new agreements with executive officers that require a “single trigger” for the payment of severance benefits upon a change of control and that provide for a “gross up” for the excise tax imposed on excess parachute payments under Internal Revenue Code Sections 280G and 4999. The Board’s action does not change, alter or amend any employment agreements in effect at the time of the adoption of the resolutions. The amendment to Mr. Starnes’ employment agreement eliminates our obligation to pay him severance benefits on a change of control and eliminates our obligation to gross up his severance benefits to reimburse him for the excise tax on excess parachute payments. The severance agreements with Messrs. Rand, Friedman and Lisenby continue to include the “gross up” provision because they were in effect at the time the Board adopted these policies.

The following table sets forth the amounts payable to the Named Executive Officers upon termination of their employment by reason of retirement or voluntary termination, death or disability, involuntary termination (termination by ProAssurance without cause and by the executive for good reason) and upon a change of control. The table assumes payment as if the termination of employment or change of control occurred on December 31, 2015:

	Retirement or Voluntary Termination	Death or Disability	Involuntary Termination(1)	Involuntary Termination After Change of Control(1)	Change of Control
	$	$	$	$	$
W. Stancil Starnes
Cash Severance-Annual Salary	—	—	2,786,406	2,786,406
Cash Severance-Average Annual Incentive	—	—	4,453,227	4,453,227
Equity Compensation Vesting(2)	2,416,794	4,149,315	2,416,794	4,149,315	4,149,315
Deferred Compensation(3)	749,739	749,739	749,739	749,739	749,739
Medical Benefits	—	—	—	—	—
Outplacement Services	—	—	—	—	—
280G Gross Up	—	—	—	—	—

TOTAL	3,166,533	4,899,054	10,406,166	12,138,687	4,899,054
Edward L. Rand, Jr.
Cash Severance-Annual Salary	—	—	518,670	1,037,340	—
Cash Severance-Average Annual Incentive	—	—	502,706	1,005,411	—
Equity Compensation Vesting(2)	725,038	1,953,818	1,376,311	1,953,818	1,953,818
Deferred Compensation(3)	446,810	446,810	446,810	446,810	446,810
Medical Benefits	—	—	31,734	31,734	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	1,171,848	2,400,628	2,888,230	4,485,113	2,400,828
Howard H. Friedman
Cash Severance-Annual Salary	—	—	559,350	1,118,700	—
Cash Severance-Average Annual Incentive	—	—	552,584	1,105,169	—
Equity Compensation Vesting(2)	725,038	1,953,818	1,376,311	1,953,818	1,953,818
Deferred Compensation(3)	715,833	715,833	715,833	715,833	715,833
Medical Benefits	—	—	31,734	31,734	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	1,440,871	2,669,651	3,245,812	4,935,253	2,669,651
Jeffrey P. Lisenby
Cash Severance-Annual Salary	—	—	381,375	762,750	—
Cash Severance-Average Annual Incentive	—	—	368,345	736,691	—
Equity Compensation Vesting	569,208	1,736,355	1,158,848	1,736,355	1,736,355
Deferred Compensation(3)	51,204	51,204	51,204	51,204	51,204
Medical Benefits	—	—	31,734	31,734	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	1,154,928	—

TOTAL	620,412	1,787,559	2,001,506	4,483,661	1,787,559
Michael L. Boguski
Cash Severance-Annual Salary	446,061	446,061	446,061	446,061	—
Cash Severance	198,445	198,445	198,445	198,445	—
Noncompete(4)	600,000	1,200,000	1,200,000	1,200,000	—
Equity Compensation Vesting(2)	192,179	808,025	461,520	808,025	808,025
Deferred Compensation(3)	17,633	17,633	17,633	17,633	17,633
Medical Benefits	100,364	100,364	100,364	100,364	—
Outplacement Services	—	—	—	—	—
280G Gross Up	—	—	—	—	—

TOTAL	1,554,682	2,770,527	2,424,023	2,770,527	825,658

(1)	Reflects the maximum amount that can be paid upon involuntary termination of employment. If the executive terminates for good reason, the executive is entitled to cash severance, the executive’s account in the Deferred Compensation Plan, all unvested RSUs, and unvested performance shares to the extent earned. If we terminate the executive without cause, the executive is only entitled to cash severance and the executive’s account in the Deferred Compensation Plan. If we terminate the executive for cause, the executive is only entitled to the executive’s account in the Deferred Compensation Plan. See Note (4) for a description of additional payments to Mr. Boguski under his Retention and Severance Compensation Agreement.

(2)	The value of the acceleration of equity compensation benefits is calculated to reflect our accounting expense for the unvested performance shares and stock awards that have not been earned for financial reporting purposes. The value of the unvested awards is based on the market value of a share of Common Stock of $48.53 based on the closing price on the NYSE on December 31, 2015. We calculated the number of shares based on the target achievement levels since the unvested performance shares and stock awards have not been earned yet; therefore, it is possible that the actual amounts could be higher or lower, or that the performance criteria is not achieved so that no amount is payable. We disclose the threshold, target and maximum achievement levels in the table under the caption “Grants of Plan-Based Awards” on page 37 of this proxy statement.

(3)	Reflects only the employer contributions that we contributed for the account of the executive under the Deferred Compensation Plan and all earnings (losses) that have accrued on the executive’s account. The executives will be entitled to return of the contributions contributed to the plan as a deferral of executive’s then current compensation. The amount in the table excludes benefits that are payable upon retirement under our qualified retirement plan.

(4)	Mr. Boguski is entitled to payment of the consideration for his noncompetition agreement in the amount of $600,000 unless his employment is terminated for cause. He is entitled to unpaid retention payment installments in the amount of $600,000 unless we terminate his employment for cause or he terminates his employment without good reason.

DIRECTOR COMPENSATION

(During Last Completed Fiscal Year)

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Samuel A. Di Piazza	88,000	65,747	—	—	—	153,747
Robert E. Flowers	80,500	134,366	—	—	—	214,866
M. James Gorrie	50,500	75,581	—	—	—	126,081
Ziad R. Hydar	32,333	55,981	—	—	—	88,314
William J. Listwan(3)	52,000	111,315	—	—	44,000	205,315
John J. McMahon, Jr.	65,000	134,366	—	—	—	199,366
Ann F. Putallaz	76,000	134,366	—	—	—	210,366
Frank A. Spinosa	71,333	70,621	—	—	—	141,954
Anthony R. Tersigni*	28,833	—	—	—	—	28,833
Thomas A. S. Wilson, Jr.	50,500	75,581	—	—	—	126,081

*	Did not stand for re-election in 2015

(1)	Includes 1,258 shares of Common Stock granted to the directors whose terms commenced on May 27, 2015 as stock awards under the 2014 Equity Incentive Plan. The closing price of a share of Common Stock on the NYSE on that date was $44.50. Also includes 100 RSUs granted to each of Di Piazza, Flowers, Gorrie, Listwan, McMahon, Putallaz, and Wilson, being the directors who elected to participate in the 2011 Stock Ownership Plan on October 6, 2014. Each RSU is valued at $49.60 which was the closing price of a share of Common Stock on the NYSE on October 5, 2015.

(2)	Under the Director Deferred Stock Compensation Plan, dividends payable with respect to shares of Common Stock credited to the account of a director will be accumulated for the account of the director and will be applied toward the acquisition of shares of our Common Stock on the date of each annual meeting of the stockholder until the shares are distributed from the Plan. On the date of the 2015 annual meeting (May 27, 2015), we credited each director’s account with the number of whole shares that prior accumulated dividends could acquire if the shares were purchased at the price of a share on that date ($44.50). Any cash not applied to the acquisition of shares will be accumulated with future dividends and used to acquire shares for the account of the director at the next annual meeting. The stock awards include the following number of shares acquired with the accumulated dividends on the shares held under the Plan: Mr. Di Piazza — 108 shares; Dr. Flowers — 1,650 shares; Mr. Gorrie — 329 shares; Dr. Listwan — 1,132 shares; Mr. McMahon — 1,650 shares; Dr. Putallaz — 1,650 shares; Dr. Spinosa — 329 shares; and Dr. Wilson — 329 shares.

(3)	ProAssurance has engaged Dr. Listwan to provide consulting services to ProAssurance and ProAssurance Wisconsin Insurance Company, which was recently merged into ProAssurance Casualty Company, in consideration of an annual retainer of $44,000.

Non-management directors received an annual retainer of $40,000 in 2015. In addition to this annual retainer, the Chairman of the Audit Committee received an additional annual retainer of $20,000 in 2015; the other members of the Audit Committee received an additional annual retainer of $10,000 in 2015. The Chairman of the Compensation Committee received an additional annual retainer of $10,000 in 2014. The Lead Director received an additional retainer of $15,000 in 2015. The Chairman of the Nominating/ Corporate Governance Committee received an additional retainer of $10,000 in 2015.

Independent directors also received meeting fees in the amount of $2,000 for each day the director attends a board meeting and $1,000 for attendance at committee meetings that are not held on the same day as board meetings (each meeting fee is increased by $1,000 for non-management directors who are required to travel to the meeting). Effective April 1, 2015, fees for attendance at committee meetings increased by $500 to $1,500 per meeting and Audit Committee members will receive a fee for attending committee meetings that are held on the same day as board meetings. Directors are eligible to participate in the 2011 Stock Ownership Plan.

Our Board of Directors has adopted the ProAssurance Corporation Director Deferred Stock Compensation Plan to facilitate director stock compensation approved by the Compensation Committee. If granted by the Compensation Committee, the stock compensation is payable in whole shares of our Common Stock with a total value not to exceed the amount fixed by the Compensation Committee. The award is calculated using the NYSE closing price of a share of our Common Stock on the date of our annual meeting. In 2015, the dollar value of the stock award for each director was $56,000. Shares are payable from the shares reserved for issuance under the 2014 Equity Incentive Plan.

Under the terms of the Director Deferred Stock Compensation Plan, our directors may elect either to receive the shares of Common Stock currently or to defer the receipt of the shares until their service as a director has ended. Cash dividends accumulate on the shares of Common Stock credited to the accounts of the directors and are applied annually toward the acquisition of additional shares of Common Stock for the account of the director. The accumulated dividends are used to acquire whole shares of Common Stock at the price of a share on the date of the annual meeting. Any amount not applied to the acquisition of the shares is retained in each director’s account and accumulated with future dividends on the shares credited to the director’s account. The amount so accumulated is to be applied to the acquisition of shares of Common Stock at each annual meeting until the shares are distributed.

Risk Management in Relation to Compensation Policies and Practices

Short term incentive compensation as well as long-term incentive compensation for the executive officers and key employees of ProAssurance is provided under guidelines established under incentive plans approved by our stockholders and reviewed annually by the Compensation Committee.

The performance objectives used to measure achievement under these incentive compensation plans involve a mix of performance measures that are commonly used by public companies in the insurance industry, which include the following: return on equity; combined ratio; written premiums; and stock performance against a nationally recognized index. These performance measures are weighted with the intent that a balance among the various measures is required to achieve maximum incentive compensation, thereby avoiding undue focus on any one of the objective criteria. A description of the performance measures used in our incentive plans is included in this proxy statement under the caption “Executive Compensation — Compensation Discussion and Analysis” beginning on page 23.

Our Compensation Committee analyzed the risks inherent in our incentive compensation plans at meetings held on February 21, 2015 and February 22, 2016, in connection with its evaluation of the incentive compensation to be awarded to our key employees for 2015 and 2016, respectively. As part of its duties as the Compensation Committee’s independent compensation consultant, Total Compensation Solutions, assisted the Compensation Committee in its evaluation of the risks associated with our incentive compensation plans. For each year, based on information provided by Total Compensation Solutions and its own analysis, the Compensation Committee found that the goals and incentives used in our incentive compensation plans are reasonable; are related to the sound financial management of ProAssurance and its subsidiaries; are generally consistent with past practice and industry practices; and do not present unnecessary or excessive risk that could threaten the value of ProAssurance in any material respect.

While all of our executive officers are compensated through the mixture of base salary, short-term incentive compensation and long-term incentive compensation as described under the caption “Executive Compensation — Compensation Discussion and Analysis” beginning on page 23 of this proxy statement, we have a limited number of employees who are directly engaged in sales activity and receive a significant portion of their compensation in the form of commission payments for new and renewal business. The payment of commissions based solely on the production of business presents a risk of writing unprofitable business in order to obtain a commission. This risk is mitigated by the fact that the decision as to whether business will be written is made by our underwriting staff whose compensation is not commission based and whose incentive compensation, if any, is based on multiple performance measures under one or more of our previously described incentive plans.

We recognize that the performance measures under our incentive compensation plans are predominantly based on the financial information included in our financial statements and reports. There is a risk that incentive compensation could be paid based on erroneous financial information if our financial statements should be found to be inaccurate in any material respect. In December 2010 our Board of Directors adopted a recoupment policy pursuant to which our executives must agree to pay back incentive compensation to the extent that such compensation is based on incorrect financial information derived from financial statements that are subsequently required to be restated.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We have no present knowledge of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their best judgment.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Owners of More than 5% of Our Common Stock

Stockholders	Amount & Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc.(2)	4,302,312	8.1%
40 East 52nd Street
New York, New York 10022

The Vanguard Group, Inc.(3)	4,198,106	7.9%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

T. Rowe Price Associates Inc.(4)	4,102,859	7.7%
100 East Pratt Street
Baltimore, Maryland 21202

(1)	Based on ownership percentages reported in the filings on Schedule 13G detailed below.

(2)	In a Schedule 13G filed with the SEC, BlackRock, Inc., a parent holding company, disclosed that, as of December 31, 2015, it had sole voting power with respect to 4,098,581 shares of Common Stock and sole dispositive power with respect to 4,302,312 shares of Common Stock.

(3)	In a Schedule 13G filed with the SEC, The Vanguard Group, Inc., an investment adviser, disclosed that, as of December 31, 2015, it had sole voting power with respect to 42,429 shares of Common Stock, shared voting power with respect to 3,400 shares of Common Stock, sole dispositive power with respect to 4,159,345 shares of Common Stock and shared dispositive power with respect to 38,761 shares of Common Stock.

(4)

In a Schedule 13G filed with the SEC, T. Rowe Price Associates, Inc., an investment adviser, disclosed that, as of December 31, 2015, it had sole voting power with respect to 929,337 shares of Common Stock and sole dispositive power with respect to 4,102,859 shares of Common Stock. In its Schedule 13G, T. Rowe Price Associates, Inc. indicated that these securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc., which beneficially owns 2,100,400 shares, representing 3.9% of our Common Stock outstanding.

Ownership by Our Directors and Executive Officers

The following table sets forth, as of March 15, 2016, information regarding the ownership of Common Stock by:

•	our executive officers named in the Summary Compensation Table under “Executive Compensation,” which we refer to as the “Named Executive Officers;”

•	our directors and director nominees; and

•	all of our directors and executive officers as a group.

Stockholders	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Directors
Bruce D. Angilillo.†	—	*
Samuel A. Di Piazza, Jr.	7,716	*
Robert E. Flowers	77,449	*
M. James Gorrie	6,576	*
Ziad R. Haydar	4,323	*
William J. Listwan	30,868	*
John J. McMahon, Jr.	30,853	*
Ann F. Putallaz	46,500	*
Frank A. Spinosa	5,364	*
W. Stancil Starnes	304,970	*
Thomas A. S. Wilson, Jr.	6,576	*

Other Named Executive Officers
Howard H. Friedman(2)	247,065	*
Edward L. Rand, Jr.	110,808	*
Jeffrey P. Lisenby	44,052	*
Michael L. Boguski	6,622	*

All Directors, Director Nominees and Executive Officers as a Group (21 Persons)	1,068,775	2.0%

*	Less than 1%.

†	Director nominee in 2016.

(1)	Except as otherwise indicated, the persons named in the above table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The information as to beneficial ownership of Common Stock has been furnished by the respective persons listed in the above table. The information excludes restricted stock units and performance shares granted to executive officers. No executive officer holds unexercised stock options.

(2)	Includes 346 shares held in an individual retirement account for Mr. Friedman’s spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC, which are called Section 16 reports. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16 reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.ProAssurance.com.

Based on a review of the copies of such Section 16 reports we received, and on written representations from our reporting persons, we believe that our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during fiscal year 2015.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Ethics and Conduct addresses conflicts of interest that arise when an employee or member of his or her family receives a personal benefit in a transaction involving ProAssurance or a subsidiary. Generally, employees are required to report any situation involving an actual or potential conflict of interest to ProAssurance for a determination of whether it involves a permissible conflict of interest. The Code of Ethics and Conduct provides specific guidance as to the following situations:

•

Employees are prohibited from (i) taking for themselves personally opportunities that are discovered through the use of ProAssurance’s information or position, (ii) using ProAssurance’s property, information or position for personal gain and (iii) competing with ProAssurance.

•

If ProAssurance or a subsidiary does business or considers doing business with a company in which an employee or member of his or her family is employed or has a material financial or other interest, the employee must disclose the interest to his or her supervisor if he or she is aware of the proposed business relationship and refrain from participating in the approval process.

•

If an employee participates in religious, charitable, educational or civic activities, good judgment must be exercised to abstain from involvement in activities which would present a conflict of interest or interfere with responsibilities to or the reputation of ProAssurance.

The Nominating/Corporate Governance Committee has adopted the Procedures for Evaluation of Reportable Related Party Transactions. The procedures provide a framework for evaluating any transaction that the Company determines would be required to be publicly disclosed by Item 404(a) of Regulation S-K, and apply to directors, nominees for directors, executive officers and certain persons related to any of the foregoing (related parties). The procedures are administered by the Company’s general counsel acting as Corporate Compliance Officer. The general counsel monitors compliance and reviews annually a completed questionnaire from each director, nominee for director and executive officer that sets forth certain business and other affiliations that relate to the business and activities of the Company. The general counsel reports any related party transaction he becomes aware of to the Nominating/Corporate Governance Committee. The committee must evaluate the transaction to determine whether it is fair and reasonable to the Company, and should also evaluate the impact the transaction will have on a director’s independence, if applicable.

ProAssurance adopted written policies and procedures for the review, approval or ratification of personal travel on corporate aircraft effective December 1, 2006. Pursuant to the Policies and Procedures for Personal Use of Aircraft, senior executive officers, directors and such other employees of ProAssurance or its subsidiaries as may be designated by the Chief Executive Officer may use the corporate aircraft for personal travel if the aircraft is not otherwise required for business-related travel, upon reasonable notice to the Chief Executive Officer. As used in the Policies and Procedures for Personal Use of Aircraft, personal travel includes travel for entertainment, amusement or recreational purposes as described in Internal Revenue Service Notice 2005-45.

The Compensation Committee of the Board of Directors will establish, after reviewing the cost of the personal travel, the number of flight hours for which the Chief Executive Officer may use the corporate aircraft for personal travel in the succeeding twelve month period without further approval of the Committee. The Compensation Committee has established the number of aggregate flight hours for which all other authorized users may use the corporate aircraft for personal travel during the succeeding twelve months with the approval of the Chief Executive Officer as follows: 50 flight hours for personal travel by the Chief Executive Officer and 20 flight hours for personal travel by other authorized users in the aggregate. The Chief Executive Officer must get the prior approval of the Compensation Committee before approving any personal travel which exceeds the aggregate limit. The Compensation Committee may delegate to any of its members the authority to approve requests for personal travel in excess of established limits. Both the Compensation Committee and the Chief Executive Officer are responsible for applying the Policies and Procedures for Personal Use of Aircraft.

We also entered into a Retention and Severance Compensation Agreement with Mary Todd Peterson and several executives of Medmarc Insurance Company in connection with our acquisition of Medmarc on January 1, 2013. We operate Medmarc’s life sciences insurance business under Medmarc’s management. Ms. Peterson was president of Medmarc at the time of the acquisition, and we entered into this agreement to compensate her for continuing as President of Medmarc during the initial two year term of her agreement. Under the terms of his agreement, we agreed to continue her annual base salary at a rate not lower than $392,450 per annum and to pay Ms. Peterson a retention bonus in the sum of $990,000 in semi-annual installments commencing on date of closing through January 1, 2015 if she remained employed with Medmarc or another ProAssurance subsidiary. We agreed that any unpaid retention payments would be payable if we terminated her employment without cause or she terminated her employment for good reason prior to January 1, 2015. Ms. Peterson’s agreement also includes a covenant not to compete that prohibits her from competing with Medmarc’s products liability business for two years after termination of her employment for any reason, and she will be paid the sum of $800,000 in consideration of her covenant. Ms. Peterson retired on March 31, 2016, and will be paid the compensation for her covenant not to compete in monthly installments during the two years following her retirement. Her agreement had provided for payment of severance compensation if we terminated her without cause or if she terminated for good reason in an amount equal to the sum of her base salary and the consideration for the covenant not to compete. The payments for the covenant not to compete are subject to forfeiture if Ms. Peterson should violate the noncompetition covenant.

As discussed in further detail under “Independent Directors” beginning on page 7 of this proxy statement, ProAssurance had transactions in 2015 in which four of our directors, Anthony R. Tersigni, Ed.D., FACHE, Ziad R. Haydar, M.D., Frank A. Spinosa, M.D., and Thomas A. S. Wilson, Jr., M.D., had or will have a direct or indirect material interest. Dr. Tersigni is the Chief Executive officer of Ascension Health Alliance, whose subsidiary Ascension Health entered a Program Agreement with ProAssurance (the “Program”) pursuant to which a branded joint insurance program was created to insure the professional liability of certain physicians and healthcare providers affiliated with the Ascension Health Alliance health system. Dr. Haydar is senior Vice President and Chief Clinical Officer of Ascension Health. During 2015, ProAssurance’s insurance subsidiaries wrote premiums through the Program and ProAssurance paid a reinsurance premium to a subsidiary of Ascension Health Alliance, which paid a ceding commission to a subsidiary of ProAssurance from the reinsurance premiums. Dr. Spinosa serves as a member of the Board of Trustees and is a past President of the American Podiatric Medical Association. The Association and PICA are parties to a License Agreement effective March 1, 2011, pursuant to which PICA is required to pay certain amounts to the Association. Dr. Wilson is an executive officer of Neurosurgical Associates, P.C., which is insured by one of ProAssurance’s insurance subsidiaries. The amounts involved in these transactions are described in detail under “Independent Directors.”

PROPOSALS OF STOCKHOLDERS

Stockholder Nominations for Directors

Our By-Laws require that a stockholder who desires to nominate directors at an annual meeting of stockholders must give us written notice of his or her intent not later than December 1 in the year preceding the annual meeting or such other date as may be established by our Board of Directors for a particular annual meeting by prior written notice to the stockholders. The stockholder’s notice must set forth:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•

a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the Board of Directors solicited proxies for the election of such nominee at the meeting; and

•	the consent of each nominee to serve as a director of ProAssurance if so elected.

Stockholder Proposals for our 2016 Annual Meeting

If you wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2017 annual meeting, you must submit your proposal in proper form (in accordance with the SEC Rule 14a-8), to our Secretary on or before December 15, 2016 in order for the proposal to be considered for inclusion in the proxy statement for the 2017 annual meeting of stockholders.* Simply submitting a proposal does not guarantee its inclusion, as the rules of the SEC make clear. The stockholder’s notice must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for considering such matter or matters at the meeting;

•	the name and address of the stockholder who intends to propose such matter or matters;

•

a representation that the stockholder has been a holder of record of stock of ProAssurance entitled to vote at such meeting for a period of one year and intends to hold such shares through the date of the meeting and appear in person or by proxy at such meeting to propose such matter or matters;

•	any material interest of the stockholder in such matter or matters; and

•

a description of all understandings or relationships between the stockholder and any other person(s) (naming such persons) with respect to the capital stock of ProAssurance as to the matter specified in the notice.

The notice and any accompanying statement may not exceed 500 words. Stockholders are not permitted to submit proposals for consideration at special meetings.

OTHER MATTERS

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Directors

We have adopted policies for any person, whether or not a stockholder or employee, to report concerns regarding accounting and other matters and to communicate with our lead independent director. Any person who has a concern about the conduct of ProAssurance or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern to the members of the Audit Committee via the internet or telephone by using the EthicsPoint hotline described in the Corporate Governance section on our website at www.ProAssurance.com. Any person may communicate with our lead director, Robert E. Flowers, M.D., by submitting a report clearly marked to his

*	Our By-Laws require any stockholder who desires to propose any business at the annual meeting of stockholders (other than the election of directors) to give us written notice not later than December 1 in the year preceding the annual meeting at which the proposal is to be considered or such other date as may be established by the Board of Directors for a particular annual meeting by written notice to the stockholders or in a report or proxy statement filed with the SEC. This date is superseded by the SEC deadline.

attention through the EthicsPoint hotline. Further information on the procedure for these communications is available in the Corporate Governance section of our website at www.ProAssurance.com.

Important Notice Regarding Delivery of Stockholder Documents

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial stockholder(s) sharing a single address wishes to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in ProAssurance that are held in street name with a broker, you may have received householding notification directly from your broker. If so, please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and which to receive only a single copy, or if you wish to revoke your decision to household and thereby receive multiple statements and reports.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by ProAssurance under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement titled “Report of the Compensation Committee,” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), as well as the exhibits to this proxy statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

PROASSURANCE CORPORATION 100 BROOKWOOD PLACE BIRMINGHAM, AL 35209

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐

Nominees
1 Bruce D. Angiolillo 2 John J. McMahon, Jr. 3 W. Stancil Starnes

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as independent auditors.	☐	☐	☐

3. Advisory vote on executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

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PROASSURANCE CORPORATION

Annual Meeting of Shareholders

May 25, 2016 9:00 AM Central Time

This proxy is solicited by the Board of Directors

The undersigned stockholder of ProAssurance Corporation, or the “Company,” acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement, each dated April 15, 2016, and the undersigned revokes all prior proxies and appoints Howard H. Friedman and Frank B. O’Neil, and each of them, as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on the fifth floor of the headquarters of the Company, 100 Brookwood Place, Birmingham, AL 35209, at 9:00 a.m., Central Time, on Wednesday, May 25, 2016, or at any adjournment, continuation or postponement thereof, and instructs said proxies to vote as indicated on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREIN AS DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND FOR THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Continued and to be signed on reverse side

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*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 25, 2016

PROASSURANCE CORPORATION	Meeting Information
	Meeting Type:	Annual Meeting
	For holders as of:	April 01, 2016
	Date: May 25, 2016	Time: 9:00 AM CDT
Location: ProAssurance Corporation
5th Floor
100 Brookwood Place
Birmingham, AL 35209

PROASSURANCE CORPORATION 100 BROOKWOOD PLACE BIRMINGHAM, AL 35209	You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report        2. Notice & Proxy Statement

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                                 1) BY INTERNET:         www.proxyvote.com

                                 2) BY TELEPHONE:     1-800-579-1639

                                 3) BY E-MAIL*:              sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 11, 2016 to facilitate timely delivery.

—  How To Vote  —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

The Board of Directors recommends you vote

FOR the following:

1.	Election of Directors

Nominees

1      Bruce D. Angiolillo         2      John J. McMahon, Jr.         3      W. Stancil Starnes

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	To ratify the appointment of Ernst & Young LLP as independent auditors.

3.	Advisory vote on executive compensation.

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